UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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DoorDash, Inc.
(Name of Registrant as Specified In Its Charter)
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DOORDASH, INC. 303 2nd STREET, SOUTH TOWER, 8th FLOOR SAN FRANCISCO, CALIFORNIA 94107
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held at 10:00 am Pacific Time on Tuesday, June 20, 2023
Dear Stockholders of DoorDash, Inc.:
We cordially invite you to attend the 2023 annual meeting of stockholders (the “Annual Meeting”) of DoorDash, Inc., a Delaware corporation, to be held on June 20, 2023 at 10:00 am Pacific Time. The Annual Meeting will be conducted virtually via live audio webcast. You will be able to attend the Annual Meeting virtually by visiting www.virtualshareholdermeeting.com/DASH2023, where you will be able to listen to the meeting live, submit questions, and vote online.
Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, we urge you to promptly vote and submit your proxy via the Internet, by telephone, or by mail.
We are holding the Annual Meeting for the following purposes, as more fully described in the accompanying proxy statement:
1.To elect three Class III directors to serve until the 2026 annual meeting of stockholders and until their successors are duly elected and qualified;
2.To ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023;
3.To approve, on an advisory basis, the compensation of our named executive officers; and
4.To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
Our board of directors has fixed the close of business on April 21, 2023 as the record date for the Annual Meeting. Stockholders of record on April 21, 2023 are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.
The accompanying proxy statement and our annual report can be accessed by visiting: www.proxyvote.com. You will be asked to enter the 16-digit control number located on your proxy card.
YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone, or mail as soon as possible to ensure your shares are represented. For additional instructions on voting by telephone or the Internet, please refer to your proxy card. Returning the proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares at the Annual Meeting.
By order of the Board of Directors,
Tony Xu
Co-Founder, Chief Executive Officer, and Chair of the Board
San Francisco, California
April 28, 2023

GENERAL INFORMATION

DOORDASH, INC.

PROXY STATEMENT
FOR 2023 ANNUAL MEETING OF STOCKHOLDERS
to be held at 10:00 am Pacific Time on Tuesday, June 20, 2023

This proxy statement and the form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the 2023 annual meeting of stockholders of DoorDash, Inc., a Delaware corporation, and any postponements, adjournments, or continuations thereof (the “Annual Meeting”). The Annual Meeting will be held on Tuesday, June 20, 2023 at 10:00 am Pacific Time. You will be able to attend the Annual Meeting virtually by visiting www.virtualshareholdermeeting.com/DASH2023, where you will be able to listen to the meeting live, submit questions, and vote online. The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our annual report is first being mailed on or about April 28, 2023 to all stockholders entitled to vote at the Annual Meeting.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of certain information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.
What matters am I voting on?
You are being asked to vote on:
•the election of three Class III directors to serve until the 2026 annual meeting of stockholders and until their successors are duly elected and qualified;
•a proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023;
•a proposal to approve, on an advisory basis, the compensation of our named executive officers; and
•any other business as may properly come before the Annual Meeting.
How does the board of directors recommend I vote on these proposals?
Our board of directors recommends a vote:
•“FOR” the election of the Class III director nominees named in this proxy statement;
•“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023; and
•“FOR” the approval, on an advisory basis, of the compensation of our named executive officers.

How many votes are needed for approval of each proposal?

Proposal No. 1: Each director is elected by a majority of the votes cast with respect to the election of directors at the Annual Meeting. A majority of votes cast means that the voting power of the shares cast “For” a director’s election exceeds the voting power of the shares cast “Against” that director. You may vote “For” or “Against” the nominee for election as a director or you may “Abstain”. Abstentions and broker non-votes will have no effect on the outcome of the vote. If the director does not receive a majority of the votes cast “For” their election, he or she will be required by our amended and restated bylaws to resign or will be subject to removal. For more information, see “Proposal No. 1 - Election of Directors-Vote Required-Resignation Requirement”.

Proposal No. 2: The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023, requires the affirmative vote of a majority of the voting power of the shares of our common stock present virtually or represented by proxy at the Annual Meeting and entitled to vote thereon. You may vote “For,” “Against,” or “Abstain” with respect to this proposal. Abstentions are considered shares present and entitled to vote on this proposal, and thus, will have the same effect as a vote “Against” this proposal.

Proposal No. 3: The approval, on an advisory basis, of the compensation of our named executive officers requires the affirmative vote of a majority of the voting power of the shares of our common stock present virtually or represented by proxy at the Annual Meeting and entitled to vote thereon. You may vote “For,” “Against,” or “Abstain” with respect to this proposal. Abstentions are considered shares present and entitled to vote on this proposal, and thus, will have the same effect as a vote “Against” this proposal. Broker non-votes will have no effect on the outcome of this proposal. Because this proposal is an advisory vote, the result will not be binding on our board of directors or any committee thereof or our company. Our board of directors and our leadership development, inclusion, and compensation committee (“compensation committee”) will consider the outcome of the vote when determining named executive officer compensation.

Who is entitled to vote?

Holders of our Class A and Class B common stock as of the close of business on April 21, 2023, the record date for the Annual Meeting, may vote at the Annual Meeting. As of the record date, there were 360,751,963 shares of our Class A common stock outstanding and 27,727,840 shares of our Class B common stock outstanding. Our Class A common stock and Class B common stock will vote as a single class on all matters described in this proxy statement for which your vote is being solicited. Stockholders are not permitted to cumulate votes with respect to the election of directors. Each share of Class A common stock is entitled to one vote on each proposal and each share of Class B common stock is entitled to 20 votes on each proposal. Our Class A common stock and Class B common stock are collectively referred to in this proxy statement as our “common stock.”

Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote live at the Annual Meeting. Throughout this proxy statement, we refer to these registered stockholders as “stockholders of record.”

Street Name Stockholders. If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank, or other nominee as to how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock live at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker, bank, or other nominee will provide a voting instruction form for you to use. Throughout this proxy statement, we refer to stockholders who hold their shares through a broker, bank, or other nominee as “street name stockholders.”

Are a certain number of shares required to be present at the Annual Meeting?

A quorum is the minimum number of shares required to be present at the Annual Meeting to properly hold an annual meeting of stockholders and conduct business under our amended and restated bylaws and Delaware law. The presence, virtually or by proxy, of a majority of the voting power of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted as shares present and entitled to vote for purposes of determining a quorum.
How do I vote?
If you are a stockholder of record, there are four ways to vote:
•by Internet prior to the Annual Meeting at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on June 19, 2023 (have your Notice or proxy card in hand when you visit the website);
•by toll-free telephone at 1-800-690-6903, until 11:59 p.m. Eastern Time on June 19, 2023 (have your Notice or proxy card in hand when you call);
•by completing and mailing your proxy card (if you received printed proxy materials); or
•by attending the Annual Meeting virtually by visiting www.virtualshareholdermeeting.com/DASH2023, where you may vote and submit questions during the meeting (please have your Notice or proxy card in hand when you visit the website).
Even if you plan to attend the Annual Meeting, we recommend that you also vote by proxy so that your vote will be counted if you later decide not to attend the Annual Meeting.

If you are a street name stockholder, you will receive voting instructions from your broker, bank, or other nominee. You must follow the voting instructions provided by your broker, bank, or other nominee in order to direct your broker, bank, or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning a voting instruction form, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank, or other nominee. As discussed above, if you are a street name stockholder, you may not vote your shares live at the Annual Meeting unless you obtain a legal proxy from your broker, bank, or other nominee.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding shares of our common stock in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will generally have discretion to vote your shares on our sole “routine” matter: the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023. Your broker will not have discretion to vote on any other proposals, which are “non-routine” matters, absent direction from you (and failure to provide instructions on these matters will result in a “broker non-vote”).

Can I change my vote?
Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:
•entering a new vote by Internet or by telephone; completing and returning a later-dated proxy card; notifying the Corporate Secretary of DoorDash, Inc., in writing, at DoorDash, Inc., 303 2nd Street, South Tower, 8th Floor, San Francisco, California 94107; or attending and voting at the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).
•If you are a street name stockholder, your broker, bank, or other nominee can provide you with instructions on how to change your vote.

What do I need to do to attend the Annual Meeting?

You will be able to attend the Annual Meeting virtually, submit your questions during the meeting and vote your shares electronically at the meeting by visiting www.virtualshareholdermeeting.com/DASH2023. To participate in the Annual Meeting, you will need the control number included on your Notice or proxy card. The Annual Meeting webcast will begin promptly at 10:00 am Pacific Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 9:45 am Pacific Time, and you should allow ample time for the check-in procedures.

What is the effect of giving a proxy?

Proxies are being solicited by and on behalf of our board of directors. Tony Xu, Ravi Inukonda, and Tia Sherringham have been designated as proxy holders by our board of directors. When proxies are properly dated, executed, and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If the proxy is dated and signed, but no specific instructions are given, the shares will be voted in accordance with the recommendations of our board of directors as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares at the adjourned Annual Meeting as well, unless you have properly revoked your proxy, as described above.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. The Notice containing instructions on how to access our proxy materials is first being mailed on or about April 28, 2023 to all stockholders entitled to vote at the Annual Meeting. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact and cost of our annual meetings of stockholders.

How are proxies solicited for the Annual Meeting?

Our board of directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker, bank, or other nominee holds shares of our common stock on your behalf. In addition, our directors and employees may also solicit proxies by telephone, by electronic communication, or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we will file a Form 8-K to publish preliminary results and will provide the final results in an amendment to the Form 8-K as soon as they become available.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials, to multiple stockholders who share the same address, unless we have received contrary instructions from one or more of such stockholders. Householding reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials, to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such stockholder may contact us at:

DoorDash, Inc.
Attention: Corporate Secretary
303 2nd Street, South Tower, 8th Floor
San Francisco, California 94107
(650) 487-3970

Street name stockholders may contact their broker, bank, or other nominee to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at next year’s annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for the 2024 annual meeting of stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices not later than December 29, 2023. In addition, stockholder proposals that are intended to be included in our proxy materials must comply with the requirements of Rule 14a-8 under the Exchange Act. Stockholder proposals should be addressed to:

DoorDash, Inc.
Attention: Corporate Secretary
303 2nd Street, South Tower, 8th Floor
San Francisco, California 94107
(650) 487-3970

Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our amended and restated bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in our notice of annual meeting (or any supplement thereto), (ii) otherwise properly brought before such annual meeting by or at the direction of our board of directors, or (iii) properly brought before such meeting by a stockholder of record entitled to vote at such annual meeting who has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our amended and restated bylaws. To be timely for the 2024 annual meeting of stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:
•not earlier than February 12, 2024; and
•not later than March 13, 2024.
In the event that we hold the 2024 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, a notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before the 2024 annual meeting of stockholders and no later than the close of business on the later of the following two dates:
•the 90th day prior to the 2024 annual meeting of stockholders; or
•the 10th day following the day on which public announcement of the date of the 2024 annual meeting of stockholders is first made.

If a stockholder who has notified us of his, her, or its intention to present a proposal at an annual meeting of stockholders does not appear to present his, her, or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.

Recommendation or Nomination of Director Candidates

Holders of 1% of our fully diluted capitalization for at least 12 months prior to the submission of the recommendation may recommend director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to our Corporate Secretary or legal department at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see the section titled “Board of Directors and Corporate Governance-Stockholder Recommendations and Nominations to the Board of Directors.”

In addition, our amended and restated bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our amended and restated bylaws. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our amended and restated bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time periods described above under the section titled “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement. Any notice of director nomination submitted must include the additional information required by Rule 14a-19(b) under the Exchange Act.

Availability of Bylaws

A copy of our amended and restated bylaws is available via the SEC’s website at http://www.sec.gov. You may also contact our Corporate Secretary at the address set forth above for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business affairs are managed under the direction of our board of directors. As of April 21, 2023, our board of directors consisted of nine directors, six of whom qualified as “independent” under the listing standards of the New York Stock Exchange (“NYSE”). We have a classified board of directors consisting of three classes of approximately equal size, each serving staggered three-year terms. Only one class of directors is elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. Each director’s term will continue until the end of such director’s three-year term and the election and qualification of their successor, or their earlier death, resignation, or removal. Stan Meresman, who currently serves as a Class III director, is not standing for re-election at the Annual Meeting, and therefore his term on our board of directors will end at the Annual Meeting. The Company greatly appreciates Mr. Meresman's long and dedicated service as a director.

The following table sets forth the names, ages as of April 21, 2023, and certain other information for each of the directors with terms expiring at the Annual Meeting (three of whom are also nominees for election as a director at the Annual Meeting) and for each of the continuing members of our board of directors:

Director with Term expiring at the Annual Meeting/Nominee	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term for Which Nominated
Shona L. Brown(1)(2)	III	57	Lead Independent Director	2019	2023	2026
Alfred Lin(1)(3)	III	50	Director	2014	2023	2026
Stanley Tang	III	30	Director	2013	2023	2026

Continuing Directors
John Doerr(2)	II	71	Director	2015	2025
Andy Fang	II	30	Director	2013	2025
Elinor Mertz(3)	I	46	Director	2022	2024
Greg Peters(2)	I	52	Director	2022	2024
Tony Xu	I	38	Co-Founder, Chief Executive Officer, and Chair	2013	2024

Non-continuing Directors
Stan Meresman(3)	III	76	Director	2018	2023
(1) Member of our leadership development, inclusion and compensation committee.
(2) Member of our nominating and corporate governance committee.
(3) Member of our audit committee.

Nominees for Director

Shona L. Brown. Dr. Brown has served as one of our directors since August 2019 and Lead Independent Director since February 2021. From January 2013 until November 2015, she served as a senior advisor to Google Inc., an Internet search and technology company. From April 2011 to December 2012, Dr. Brown served as Senior Vice President of Google.org, Google Inc.’s charitable organization. From 2003 to 2011, Dr. Brown served as Vice President and later as Senior Vice President, Business Operations of Google Inc. Since November 2015, Dr. Brown has served on the board of directors of Atlassian Corporation Plc, an enterprise software company, and currently serves as its Chairperson. She has also served since March 2009 as a director of PepsiCo, Inc., a food and beverage company, and serves on the board of directors of several non-profit organizations. Dr. Brown holds a B.Eng. in Computer Systems Engineering from Carleton University, an M.A. in Economics and Philosophy from the University of Oxford, and a Ph.D. from Stanford University’s Department of Industrial Engineering and Engineering Management.

Dr. Brown was selected to serve on our board of directors because of her extensive experience as a director of public companies, her experience as a global business executive, and her knowledge of the technology industry.

Alfred Lin. Mr. Lin has served as one of our directors since May 2014. Mr. Lin has been a Partner at Sequoia Capital Operations LLC, a venture capital firm (“Sequoia Capital”), since October 2010. From June 1999 to December 2014, he served as Co-Founder and General Manager at Venture Frogs, LLC, a venture capital firm. From January 2005 to December 2010, Mr. Lin served as Chairman of the Board and Chief Operating Officer of Zappos.com, an online retailer acquired by Amazon.com, Inc. and from January 2001 to June 2005, he served as Vice President of Finance and Business Development of Tellme Networks, a voice recognition services and platform company acquired by Microsoft, Prior to this, from 1996 to 1998, Mr. Lin served as Vice President of Finance and Administration of LinkExchange, a banner advertising exchange acquired by Microsoft. He currently serves on the board of directors of Airbnb, Inc., a vacation rental online marketplace company, and serves as a director of several private companies. Mr. Lin holds a B.A. in Applied Mathematics from Harvard University and an M.S. in Statistics from Stanford University.

Mr. Lin was selected to serve on our board of directors because of his extensive experience in the venture capital industry, business and leadership experience, and his knowledge of technology companies.

Stanley Tang. Mr. Tang is one of our co-founders and has served as Head of DoorDash Labs since November 2017 and as one of our directors since May 2013. He previously served as our Chief Product Officer from May 2013 to November 2017. From June 2012 until September 2012, Mr. Tang served as a Software Engineer at Meta Platforms, Inc., a social media and social networking company. He holds a B.S. in Computer Science from Stanford University.

Mr. Tang was selected to serve on our board of directors because of the perspective and experience he brings as a co-founder.

Continuing Directors

John Doerr. Mr. Doerr has served as one of our directors since March 2015. Mr. Doerr has been Chairman of Kleiner Perkins, or Kleiner, a venture capital firm, since March 2016, and was previously its General Partner since August 1980. He currently serves on the board of directors of Alphabet Inc., the parent holding company of Google, Inc., and Amyris, Inc., a renewable products company. Mr. Doerr previously served as a director of Bloom Energy Corporation, a clean energy company, Zynga Inc., a social gaming company, QuantumScape Corporation, a renewable energy company, Coursera, an education tech company, and Amazon.com, Inc., an e-commerce company. He holds a B.S. in Electrical

Engineering and an M.S. in Electrical Engineering and Computer Science from Rice University and an M.B.A. from Harvard Business School.

Mr. Doerr was selected to serve on our board of directors because of his significant public company experience as a board member, his global business and leadership experience, and his experience in the venture capital industry.

Andy Fang. Mr. Fang is one of our co-founders and has served as Head of Consumer Engineering since February 2019 and as one of our directors since May 2013. He previously served as our Chief Technology Officer from May 2013 to February 2019. Mr. Fang holds a B.S. in Computer Science from Stanford University.

Mr. Fang was selected to serve on our board of directors because of the perspective and experience he brings as a co-founder.

Elinor Mertz. Ms. Mertz has served as one of our directors since July 2022. Ms. Mertz has been Vice President of Finance at Airbnb, Inc., a web-based lodging and experiences marketplace company, since January 2019, and was Airbnb's interim Chief Financial Officer from February 2018 to January 2019, and Head of Global Financial Planning & Analysis from February 2013 to February 2018. Prior to joining Airbnb, Inc., Ms. Mertz served in various senior finance positions with Netflix, Inc., a media company, from February 2006 to February 2013, most recently as its Vice President, Finance & Investor Relations. Ms. Mertz holds a B.A. in Science, Technology & Society from Stanford University, an M.A. in History from Stanford University, an M.I.A. in International Affairs from Columbia University, and an M.B.A. from the Stanford Graduate School of Business.

Ms. Mertz was selected to serve on our board of directors because of her extensive experience as a public company finance professional and leader.

Greg Peters. Mr. Peters has served as one of our directors since January 2022. Mr. Peters has been co-Chief Executive Officer of Netflix, Inc., a media company, since January 2023, and served as their Chief Operating Officer from July 2020 to January 2023 and their Chief Product Officer from July 2017 to July 2020. Prior to joining Netflix, Inc. in 2008, Mr. Peters was Senior Vice President of consumer electronics products for Macrovision Solutions Corp. (later renamed to Rovi Corporation) and previously held positions at digital entertainment software provider, Mediabolic Inc., Red Hat Network, the provider of Linux and Open Source technology, and online vendor Wine.com. Mr. Peters currently serves on the board of directors of Netflix, Inc. and 2U, Inc., an educational technology company. Mr. Peters holds a B.S. in Physics and Astronomy from Yale University.

Mr. Peters was selected to serve on our board of directors because of his operational experience with large public technology companies and his leadership experience.

Tony Xu. Mr. Xu is one of our co-founders and has served as our Chief Executive Officer and as one of our directors since May 2013. Since January 2022, Mr. Xu has served on the board of directors of Meta Platforms, Inc., a technology company. Mr. Xu holds a B.S. in Industrial Engineering and Operations Research from the University of California, Berkeley and an M.B.A. from the Stanford Graduate School of Business.

Mr. Xu was selected to serve on our board of directors because of the perspective and experience he brings as our Chief Executive Officer and as a co-founder.

Non-Continuing Directors

Stan Meresman. Mr. Meresman has served as one of our directors since December 2018. During the last ten years, he has served on the board of directors of various public and private companies, including service as chair of the audit committee for some of these companies. Mr. Meresman was with Technology Crossover Ventures, a private equity firm, and served as a Venture Partner from January 2004 to December 2004 and as General Partner and Chief Operating Officer from November 2001 to December 2003. From 1989 to 1997, Mr. Meresman served as the Senior Vice President and Chief Financial Officer of Silicon Graphics, Inc., a computing manufacturer. He currently serves on the board of directors of Snap Inc., a technology and camera company. Mr. Meresman previously served as a member of the board of directors of Cloudflare, Inc., a web infrastructure and website security company, Guardant Health, Inc., a precision oncology company, Medallia, Inc., a customer experience management company acquired by Thoma Bravo, LLC, LinkedIn Corporation, a professional social media networking company acquired by Microsoft Corporation, Meru Networks, Inc., a supplier of wireless local area networks acquired by Fortinet, Inc., Palo Alto Networks, Inc., a cybersecurity company, Riverbed Technology, Inc., an IT company acquired by Thoma Bravo, LLC, and Zynga Inc., a social gaming company. He holds a B.S. in Industrial Engineering and Operations Research from the University of California, Berkeley and an M.B.A. from the Stanford Graduate School of Business.

Director Independence

Under the listing standards of the NYSE, independent directors must comprise a majority of a listed company’s board of directors. In addition, NYSE listing standards require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Under NYSE listing standards, a director will only qualify as an “independent director” if the board of directors affirmatively determines that the director has no material relationship with the company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company).

Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning their background, employment, and affiliations, our board of directors has determined that Dr. Brown, Ms. Mertz, and Messrs. Doerr, Lin, Meresman, and Peters do not have a material relationship with the company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company), and that each of these directors is “independent” as that term is defined under the listing standards of the NYSE. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and any transactions involving them described in the section titled “Certain Relationships, Related Party and Other Transactions.”

Board Leadership Structure and Role of the Lead Independent Director

We believe that the structure of our board of directors and its committees provides strong overall management of our company. Mr. Xu currently serves as both the chairperson of our board of directors and as our chief executive officer. As our co-founder, Mr. Xu is best positioned to identify strategic priorities, lead critical discussions about our company’s strategy, risks and execution, and execute our business plans.
Our board of directors has adopted Corporate Governance Guidelines that provide that our board of directors may appoint an independent director as our lead independent director. If appointed, the lead independent director is responsible for calling separate meetings of the independent directors, reporting to our CEO and Chairperson of the Board from executive sessions and performing such other responsibilities as may be designated by the board of directors from time to time. Because Mr. Xu, our chairperson, is not independent, our board of directors determined that it was advisable to appoint a lead independent director and in February 2021, our board of directors appointed Dr. Brown to serve as our lead independent director. The board of directors considered Dr. Brown’s demonstrated leadership during her tenure as a member of the board and also her contributions as a member of the nominating and corporate governance committee and the compensation committee, and the board of directors believes that Dr. Brown’s ability to act as a strong lead independent director provides balance in our leadership structure and will be in the best interest of DoorDash and its stockholders.
Only independent directors serve on the audit committee, the compensation committee, and the nominating and corporate governance committee of our board of directors. As a result of the board of directors’ committee system and the existence of a majority of independent directors, the board of directors believes it maintains effective oversight of our business operations, including independent oversight of our financial statements, executive compensation, selection of director candidates, and corporate governance programs. We believe that the leadership structure of our board of directors, including Dr. Brown’s role as lead independent director, as well as the strong independent committees of our board of directors is appropriate and enhances our board of directors’ ability to effectively carry out its roles and responsibilities on behalf of our stockholders, while Mr. Xu’s combined role enables strong leadership, creates clear accountability of management to our board of directors, and enhances our ability to communicate our message and strategy clearly and consistently to stockholders.

Board Meetings and Committees

During our fiscal year ended December 31, 2022, our board of directors held five meetings (including regularly scheduled and special meetings). Each director attended at least 75% of the aggregate of (i) the total number of meetings of our board of directors held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of our board of directors on which he or she served during the periods that he or she served.

Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we strongly encourage, but do not require, our directors to attend. All of our directors who were directors at the time of our 2022 annual meeting of stockholders attended our 2022 annual meeting of stockholders, except for Mr. Lin.

Our board of directors has established an audit committee, a leadership development, inclusion, and compensation committee, and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of our board of directors is described below. Members will serve on these committees until their resignation or until as otherwise determined by our board of directors.

Audit Committee

Our audit committee consists of Ms. Mertz and Messrs. Lin and Meresman, with Mr. Meresman serving as chairperson. Dr. Brown served on our audit committee from April 2022 until her resignation from our audit committee in July 2022. Following the end of Mr. Meresman's term as a director at the Annual Meeting, Ms. Mertz will become chairperson of our audit committee. Each member of the audit committee meets the requirements for independence under the listing standards of the NYSE and SEC rules and regulations and the financial literacy and sophistication requirements of the listing standards of the NYSE. In addition, our board of directors has determined that each of Ms. Mertz and Messrs. Lin and Meresman is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act. Our audit committee is responsible for, among other things:
•appointing, compensating, retaining, and overseeing, and where appropriate, replacing the independent registered public accounting firm;

•helping to ensure the independence of the independent registered public accounting firm;
•reviewing and discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent registered public accounting firm, our interim and year-end results of operations;
•reviewing our financial statements and our critical accounting policies and estimates;
•overseeing and monitoring the integrity of our financial statements, accounting and financial reporting processes, and internal controls;
•overseeing the design, implementation, and performance of our internal audit function;
•overseeing our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;
•developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•overseeing our policies on risk assessment and risk management;
•overseeing compliance with our code of business conduct and ethics;
•reviewing and approving related party transactions; and
•approving or, as required, pre-approving, all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

No member of our audit committee may serve on the audit committee of more than three public companies, including DoorDash, unless our board of directors determines that such simultaneous service would not impair the ability of such member to effectively serve on our audit committee and we disclose such determination in accordance with the listing standards of the NYSE.

Our audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of the NYSE. A copy of the charter for our audit committee is available on our website at ir.doordash.com. During 2022, our audit committee held five meetings.

Leadership Development, Inclusion, and Compensation Committee

Our compensation committee consists of Dr. Brown and Mr. Lin, with Mr. Lin serving as chairperson. Each member of our compensation committee meets the requirements for independence under the listing standards of the NYSE and SEC rules and regulations and is a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act. Our compensation committee is responsible for, among other things:
•reviewing, approving, and determining, or making recommendations to our board of directors regarding, the compensation of our executive officers, including our chief executive officer, and certain other key employees;
•administering our equity compensation plans;
•reviewing, approving, and administering incentive compensation plans;

•establishing and reviewing general policies and plans relating to compensation and benefits of our employees, and overseeing our overall compensation philosophy;
•reviewing and making recommendations to our full board of directors regarding non-employee director compensation;
•evaluating the performance, or assisting in the evaluation of the performance, of our executive officers, including our chief executive officer; and
•periodically reviewing and discussing with our board of directors the corporate succession and development plans for executive officers and certain key employees.

Our compensation committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of the NYSE. A copy of the charter for our compensation committee is available on our website at ir.doordash.com. During 2022, our compensation committee held four meetings.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Dr. Brown and Messrs. Doerr and Peters, with Mr. Doerr serving as chairperson. Each member of the nominating and corporate governance committee meets the requirements for independence under the listing standards of the NYSE and SEC rules and regulations. Our nominating and corporate governance committee is responsible for, among other things:
•identifying, evaluating, and selecting, or making recommendations to our board of directors regarding, nominees for election to our board of directors;
•considering and making recommendations to our board of directors regarding the composition of our board of directors and its committees;
•evaluating the performance and attendance of our board of directors and of individual directors;
•overseeing and reviewing developments in our corporate governance practices;
•evaluating the adequacy of our corporate governance practices and reporting; and
•developing and making recommendations to our board of directors regarding corporate governance guidelines and matters.

Our nominating and corporate governance committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of the NYSE. A copy of the charter for our nominating and corporate governance committee is available on our website at ir.doordash.com. During 2022, our nominating and corporate governance committee held five meetings.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our board of directors or compensation committee.

Considerations in Evaluating Director Nominees

Our nominating and corporate governance committee is responsible for reviewing with the board of directors the appropriate characteristics, skills, and experience required for the board of directors as a whole and its individual members. Our nominating and corporate governance committee uses a variety of methods to identify and evaluate director nominees. Some of the qualifications that our nominating and corporate governance committee considers include, without limitation, issues of character, integrity, judgment, corporate experience, and diversity and other individual qualities and attributes that contribute to the total mix of viewpoints and experience represented on the board of directors, potential conflicts of interest, and other commitments. Nominees must also have the highest personal and professional ethics and integrity, have proven achievement and competence in their field and the ability to exercise sound business judgment, have skills that are complementary to those of the existing board of directors, the ability to assist and support management and make significant contributions to the our success, and understand the fiduciary responsibilities that are required of a member of our board of directors and have sufficient time and energy necessary to diligently carry out those responsibilities. Members of our board of directors are expected to prepare for, attend, and participate in all board of directors and applicable committee meetings. Our nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests.

In its evaluation of director candidates, our nominating and corporate governance committee considers the suitability of each director candidate, including current directors, in light of current size and composition, organization, and governance of our board of directors and the needs of our board of directors and the respective committees of our board of directors. Although we do not maintain a specific policy with respect to board diversity, our board of directors believes that our board of directors should be a diverse body, and our nominating and corporate governance committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, our nominating and corporate governance committee may take into account the benefits of diverse viewpoints.

Our nominating and corporate governance committee also considers the above factors and other factors as it oversees the annual board of director and committee evaluations. After completing its review and evaluation of director candidates, including incumbent directors, our nominating and corporate governance committee recommends to our full board of directors the director nominees for selection.

Stockholder Recommendations and Nominations to the Board of Directors

Our nominating and corporate governance committee will consider director candidates recommended by stockholders holding at least one percent (1%) of the fully diluted capitalization of DoorDash, Inc. continuously for at least 12 months prior to the date of the submission of the recommendation, so long as such recommendations comply with our amended and restated certificate of incorporation, amended and restated bylaws, and applicable laws, rules and regulations, including those promulgated by the SEC. Our nominating and corporate governance committee will evaluate any such recommendations in accordance with its charter, our amended and restated bylaws and our policies and procedures for director candidates, as well as the regular director nominee criteria described above. This process is designed to ensure that our board of directors includes members with diverse backgrounds, skills, and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should direct the recommendation in writing by letter to us, attention of the General Counsel, at 303 2nd Street, South Tower, 8th Floor, San Francisco, California 94107. Such recommendations must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a statement of support by the recommending stockholder, a signed letter from the candidate confirming willingness to serve on our board of directors, information regarding any relationships between the candidate and our company, evidence of the recommending stockholder’s ownership of our capital stock, and any other information required by our amended and restated bylaws. Our nominating and corporate governance committee has discretion to decide which individuals to recommend for nomination as directors.

Under our amended and restated bylaws, stockholders may also directly nominate persons for our board of directors. Any nomination must comply with the requirements set forth in our amended and restated bylaws and should be sent in writing to our Corporate Secretary at DoorDash, Inc. To be timely for the 2024 annual meeting of stockholders, nominations for persons to our board of directors must be received by our Corporate Secretary observing the same deadlines for stockholder proposals that are not intended to be included in a proxy statement, as discussed above under “What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?-Stockholder Proposals.” Any notice of director nomination submitted must include the additional information required by Rule 14a-19(b) under the Exchange Act.

Communications with the Board of Directors

Interested parties wishing to communicate with non-management members of our board of directors may do so by writing and mailing the correspondence to our General Counsel or legal department at DoorDash, Inc., 303 2nd Street, South Tower, 8th Floor, San Francisco, California 94107. Each communication should set forth (i) the name and address of the stockholder, as it appears on our books, and if the shares of our common stock are held by a broker, bank or nominee, the name and address of the beneficial owner of such shares, and (ii) the class and number of shares of our common stock that are owned of record by the record holder and beneficially by the beneficial owner.

Our General Counsel or legal department, in consultation with appropriate members of our board of directors as necessary, will review all incoming stockholder communications (except for mass mailings, product complaints or inquiries, job inquiries, business solicitations and patently offensive or otherwise inappropriate material) and, if appropriate, will route such communications to the appropriate member or members of our board of directors, or if none is specified, to the chairperson of our board of directors or the lead independent director.

Our General Counsel or legal department may decide in the exercise of their or its judgment whether a response to any stockholder communication is necessary and will provide a report to our nominating and corporate governance committee on a quarterly basis of any stockholder communications received for which the General Counsel or legal department has responded. This procedure for stockholder communications with non-management members of our board of directors is administered by our nominating and corporate governance committee.

This procedure does not apply to (i) communications to non-management directors from our officers or directors who are stockholders or (ii) stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act, which are discussed further in the above section in this proxy statement titled “What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?-Stockholder Proposals”.

Corporate Governance Guidelines and Code of Conduct

Our board of directors has adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of our directors and director candidates, including independence standards, and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a Code of Conduct that applies to all of our employees, officers and directors, including our chief executive officer, chief financial officer, and other executive and senior financial officers. The full text of our Corporate Governance Guidelines and our Code of Conduct is posted on our website at ir.doordash.com. We will disclose any amendments to our Code of Conduct or any waivers of the requirements of our Code of Conduct for directors and executive officers on the same website or in filings under the Exchange Act.

Role of Board in Risk Oversight Process

Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational, in the pursuit and achievement of our strategic objectives. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day oversight and management of strategic, operational, legal and compliance, cybersecurity, and financial risks, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of our risk management framework, which is designed to identify, assess, and manage risks to which our company is exposed, as well as to foster a corporate culture of integrity. Consistent with this approach, our board of directors regularly reviews our strategic and operational risks in the context of discussions with management, question and answer sessions, and reports from the management team at each regular board meeting. Our board of directors also receives regular reports on all significant committee activities at each regular board meeting and evaluates the risks inherent in significant transactions.

In addition, our board of directors has tasked designated standing committees with oversight of certain categories of risk management. Our audit committee assists our board of directors in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, legal and regulatory compliance. Our audit committee also, among other things, discusses with management, the internal auditors, and the independent auditor guidelines and policies with respect to risk assessment and risk management, as well as potential conflicts of interest. The audit committee further oversees our initiatives related to cybersecurity, including prevention and monitoring. Our compensation committee assesses risks arising from our compensation philosophy and practices applicable to all employees to determine whether they encourage excessive risk-taking and evaluates policies and practices that could mitigate such risks. Our nominating and corporate governance committee assesses risks relating to our corporate governance practices and the independence of the board.

Our board of directors believes its current leadership structure supports the risk oversight function of the board. As Chair, Mr. Xu has primary responsibility for setting the agenda for meetings of the board of directors and his combined role as CEO and Chair gives him unique insight into the risk profile of the company, including emerging risks. The majority independent directors, including Dr. Brown as lead independent director, provide independent judgment and outside experience that enables the board of directors to effectively oversee the risk management of the Company.

ESG Board Oversight Framework

Our board of directors believes that strong corporate governance and a robust approach to ethics and compliance benefits our stakeholders and stockholders alike. Our board of directors and its committees oversee key areas of risk management, including overseeing relevant environmental, social, and governance (“ESG”) initiatives and issues, such as initiatives to enhance data privacy and security, health and safety, public policy and engagement, and ethics and compliance.

Each of our board committees have an important role in the oversight of elements of our ESG program that are within the scope of its duties and responsibilities. Our nominating and corporate governance committee reviews the composition of our board and other governance policies and practices. Our compensation committee oversees certain aspects of our human capital management, including executive performance, talent development, and diversity, equity, and inclusion. Our audit committee oversees our overall risk profile and risk exposure, and monitors new and evolving risks to the Company including those related to ESG matters, financial matters, and cybersecurity. Our audit committee also reviews developments in ethics and compliance policies and programs, highlights from internal investigations, and the effectiveness of our whistleblower and reporting channels.

A copy of our 2022 ESG update with further discussion of our ESG practices can be found on the Environmental, Social & Governance page of our website at ir.doordash.com. Our websites, reports and media channels are not part of and are not incorporated by reference into this proxy statement.

Director Compensation

In September 2020, our board of directors adopted, and our stockholders approved, our Outside Director Compensation and Equity Ownership Policy (the “director compensation policy”) for our non-employee directors. The director compensation policy was developed with input from our independent compensation consultant, Semler Brossy Consulting Group LLC (“Semler Brossy”), regarding practices and compensation levels at the same group of peer companies used for executive compensation comparisons and is intended to attract, retain, and reward non-employee directors. In October 2022, our compensation committee reviewed the compensation opportunities for our non-employee directors pursuant to the director compensation policy, including a director compensation analysis of our compensation peer group prepared by Semler Brossy, and determined that no changes to the compensation of our non-employee directors were recommended. Additional information on the peer group can be found in the section titled “Executive Compensation-Compensation Discussion & Analysis-Overview of Factors Considered in Setting Executive Compensation-Peer Group and Competitive Positioning.”

Under the director compensation policy, each non-employee director will receive the cash and equity compensation for board services described below. We also will reimburse our non-employee directors for reasonable, customary, and documented travel expenses to meetings of our board of directors or its committee and other expenses.

Maximum Annual Compensation Limit

The director compensation policy includes a maximum annual limit of $750,000 of cash compensation and equity awards that may be paid, issued, or granted to a non-employee director in any fiscal year (increased to $1,000,000 in the non-employee director’s initial year of service as a non-employee director). For purposes of this limitation, the value of equity awards is based on the grant date fair value determined in accordance with U.S. generally accepted accounting principles (“GAAP”). Any cash compensation paid or equity awards granted to a person for their service as an employee, or for their service as a consultant (other than as a non-employee director), will not count for purposes of the limitation. The maximum limit does not reflect the intended size of any potential compensation or equity awards to our non-employee directors.

Equity Ownership Guidelines

Additionally, each non-employee director is expected to comply with the minimum equity ownership guidelines as set forth in the director compensation policy. Our equity ownership guidelines provide that our non-employee directors must hold a number of shares of our common stock with a value equal to four times the annual cash retainer for service as a non-employee director. A non-employee director generally will have until the later of the fifth anniversary of the effective date of the policy or, if applicable, the date such non-employee director becomes a non-employee director to comply with the minimum stock ownership requirement. Our compensation committee may waive, at its discretion, these guidelines for non-employee directors joining our board of directors from government, academia, or similar professions. Our compensation committee may also temporarily suspend, at its discretion, the guidelines for one or more non-employee directors if compliance would create severe hardship or prevent such non-employee director from complying with a court order.

Cash Compensation

Under our director compensation policy, each non-employee director is paid an annual cash retainer of $60,000, which is paid quarterly in arrears on a prorated basis.
Under the policy, each non-employee director will be eligible to earn additional annual cash compensation for their additional services as follows:
•$40,000 per year for service as chairperson of our board of directors;
•$20,000 per year for service as a lead independent director;
•$15,000 per year for service as chair of our audit committee;
•$10,000 per year for service as chair of our compensation committee; and
•$5,000 per year for service as chair of our nominating and corporate governance committee.

For clarity, there are no per-meeting fees for attending board of directors or committee meetings. Cash compensation is paid quarterly in arrears on a prorated basis.

Equity Compensation

Initial Award. Each person who first becomes a non-employee director will receive, automatically on the twentieth day of the month that follows the date on which such person is appointed to our board of directors, an initial award (the “Initial Award” and the date the Initial Award is granted, the “Grant Date”) of restricted stock units (“RSUs”). The Initial Award covers a number of shares of our Class A common stock equal to (i) $250,000 divided by (ii) the average fair market value of a share of our Class A common stock for the market trading days that occur in the completed calendar month immediately prior to the calendar month in which the Grant Date occurs, rounded down to the nearest whole share (the “New Director Award”). In addition, in the event that the date on which the non-employee director is appointed to our board of directors is not the date of an annual meeting of our stockholders, the Initial Award will cover an additional number of shares of our Class A common stock equal to (i) (A) $250,000 multiplied by (B) the fraction obtained by dividing (1) the number of days between the date such person is appointed to the board and the first anniversary of the most recent annual meeting of our stockholders by (2) 365, divided by (ii) the average fair market value of a share of our Class A common stock for the market trading days that occur in the completed calendar month immediately prior to the calendar month in which the Grant Date occurs, rounded down to the nearest whole share (the “Pro-rated Annual Award”). The New Director Award will vest in equal monthly installments over the forty-eight months beginning on the first day of the month following the month in which such person is appointed to the board of directors subject to the non-employee director continuing to be a service provider through the applicable vesting date. The Pro-rated Annual Award will vest on the earlier of (i) the one-year anniversary of the date the Pro-rated Annual Award is granted or (ii) the day prior to the date of the annual meeting next following the date the Initial Award is granted, in each case, subject to the non-employee director continuing to be a service provider through the applicable vesting date. If the person was a member of the board of directors and also an employee, becoming a non-employee director due to termination of employment will not entitle the non-employee director to an Initial Award.

Annual Award. Each non-employee director will automatically receive, on the date of each annual meeting of stockholders, an annual award of RSUs, each of which we refer to as an “Annual Award”, covering a number of shares of our Class A common stock having a grant date fair value (determined in accordance with GAAP) of $250,000, rounded down to the nearest whole share. The Annual Award will vest on the earlier of (i) the one-year anniversary of the date the Annual Award is granted or (ii) the day prior to the date of the annual meeting next following the date the Annual Award is granted, in each case, subject to the non-employee director continuing to be a service provider through the applicable vesting date.

Each non-employee director may elect to defer the delivery of the settlement of any Initial Award or Annual Award that would otherwise be delivered to such non-employee director on or following the date such award vests pursuant to the terms of a deferral election such non-employee director makes in accordance with the policy.

In the event of a “change in control” (as defined in our 2020 Equity Incentive Plan), each non-employee director’s outstanding equity will be treated in accordance with the terms of each applicable award.

Director Compensation Table for Fiscal Year 2022

The following table provides information regarding compensation of our non-executive officer directors for service as directors, for the year ended December 31, 2022. Directors who are also our employees receive no additional compensation for their service as directors. During 2022, our employee directors, Messrs. Fang, Tang, and Xu, did not receive any compensation for their services as directors. See “Executive Compensation” for additional information regarding Mr. Xu’s compensation. The compensation received by each of Messrs. Fang and Tang as an employee is set forth in the footnotes to the table below.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Shona L. Brown	$80,000	$249,950	$329,950
John Doerr	$65,000	$249,950	$314,950
Andy Fang(2)	$—	$—	$—
Alfred Lin	$70,000	$249,950	$319,950
Stan Meresman	$75,000	$249,950	$324,950
Elinor Mertz(3)	$28,022	$426,844	$454,866
Greg Peters(4)	$56,966	$514,274	$571,240
Maria Renz(5)	$16,167	$—	$16,167
Stanley Tang(6)	$—	$—	$—

(1) The amounts reported represent the aggregate grant-date fair value of the RSUs awarded to the director in 2022, calculated in accordance with Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 (“ASC 718”), disregarding forfeiture assumptions. These amounts do not reflect the actual economic value that may be realized by the non-employee directors, and there can be no assurance that these amounts will ever be realized by the non-employee directors.
(2) Mr. Fang received an aggregate of $2,794,337 in compensation as an employee, comprised of base salary in the amount of $298,077, life insurance premiums in the amount of $162, a gross-up for taxable income incurred through participating in the company’s meal benefit provided to all office-based employees in the amount of $109, and RSUs with an aggregate grant date fair value of $2,495,990.
(3) Ms. Mertz joined our board of directors in July 2022.
(4) Mr. Peters joined our board of directors in January 2022.
(5) Ms. Renz resigned from our board of directors in April 2022.
(6) Mr. Tang received an aggregate of $2,784,628 in compensation as an employee, comprised of base salary in the amount of $288,461, life insurance premiums in the amount of $156, a gross-up for taxable income incurred through participating in the company’s meal benefit provided to all office-based employees in the amount of $22, and RSUs with an aggregate grant date fair value of $2,495,990.

The following table lists all outstanding equity awards held by our non-executive officer directors as of December 31, 2022:

		Option Awards			Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options	Option Exercise Price Per Share	Option Expiration Date	Number of Shares Underlying Unvested Stock Awards
Shona L. Brown	08/29/2019	—	$—	—	7,690(1)(2)
	05/10/2020	—	$—	—	23,835(1)(3)
	06/23/2023	—	$—	—	3,557(4)
John Doerr	06/23/2022	—	$—	—	3,557(4)
Andy Fang	06/26/2014	2,008,390(5)	$0.20	06/25/2024	—
	10/10/2018	135,395(5)	$7.16	10/09/2028	—
	05/10/2020	—	$—	—	8,240(6)
	04/20/2021	—	$—	—	5,052(7)
	04/20/2022	—	$—	—	16,202(8)
	04/20/2022	—	$—	—	3,116(9)
Alfred Lin	06/23/2022	—	$—	—	3,557(4)
Stan Meresman	06/23/2022	—	$—	—	3,557(4)
Elinor Mertz	08/20/2022	—	$—	—	3,105(10)
	08/20/2022	—	$—	—	3,275(4)
Greg Peters	02/20/2022	—	$—	—	2,187(11)
	06/23/2022	—	$—	—	3,557(4)
Maria Renz(12)	—	—	$—	—	—
Stanley Tang	06/26/2014	2,398,390(5)	$0.20	06/25/2024	—
	10/10/2018	31,640(5)	$7.16	10/09/2028	—
	05/10/2020	—	$—	—	4,120(6)
	04/20/2021	—	$—	—	4,041(7)
	04/20/2022	—	$—	—	19,940(13)
	04/20/2022	—	$—	—	3,116(9)

(1) As further described in the footnotes below, unless otherwise noted, the RSUs granted pursuant to our 2014 Plan will vest upon the satisfaction of both a service-based vesting condition and a liquidity event-related performance vesting condition before the award’s expiration date. The liquidity event-related performance vesting condition was satisfied upon the effectiveness of the initial public offering.
(2) The service-based vesting condition is satisfied as to 1/48th of the total shares of our Class A common stock underlying the RSU on August 1, 2019, with 1/48th of the total shares of our Class A common stock vesting monthly thereafter, subject to such director’s continued role as a service provider to us. In the event of such director's continued service through a sale event for us, 100% of the then-outstanding RSUs immediately will vest.
(3) The service-based vesting condition is satisfied as to 1/48th of the total shares of our Class A common stock underlying the RSU on June 1, 2020, with 1/48th of the total shares of our Class A common stock vesting monthly thereafter, subject to such director’s continued role as a service provider to us.
(4) The service-based vesting condition will be satisfied as to 100% of the total shares of our Class A common stock underlying the RSU on June 23, 2023, subject to such director's continued role as a service provider to us.
(5) The shares of our Class A common stock underlying this option are fully vested and immediately exercisable.
(6) The service-based vesting condition was satisfied as to 1/4th of the shares of our Class A common stock underlying the RSU on February 20, 2021, with the remaining vesting in 12 equal quarterly installments thereafter, subject to such director’s continued role as a service provider to us.
(7) The service-based vesting condition was satisfied as to 1/4th of the shares of our Class A common stock underlying the RSU vest on February 20, 2022, with the remaining vesting in 12 equal quarterly installments thereafter, subject to such director's continued role as a service provider to us.

(8) The service-based vesting condition was satisfied as to 1/16th of the shares of our Class A common stock underlying the RSU vest on May 20, 2022, with 1/16th of the total shares of our Class A common stock vesting quarterly thereafter, subject to such director's continued role as a service provider to us.
(9) The service-based vesting condition was satisfied as to 1/8th of the shares of our Class A common stock underlying the RSU vest on May 20, 2022, with 1/8th of the total shares of our Class A common stock vesting quarterly thereafter, subject to such director's continued role as a service provider to us.
(10) The service-based vesting condition was satisfied as to 1/48th of the shares of our Class A common stock underlying the RSU vest on August 1, 2022, with 1/48th of the total shares of our Class A common stock vesting monthly thereafter, subject to such director's continued role as a service provider to us.
(11) The service-based vesting condition was satisfied as to 1/48th of the shares of our Class A common stock underlying the RSU vest on February 1, 2022, with 1/48th of the total shares of our Class A common stock vesting monthly thereafter, subject to such director's continued role as a service provider to us.
(12) Ms. Renz resigned from our board of directors in April 2022.
(13) The service-based vesting condition was satisfied as to 1/16th of the shares of our Class A common stock underlying the RSU vest on February 20, 2023, with 1/16th of the total shares of our Class A common stock vesting quarterly thereafter, subject to such director's continued role as a service provider to us.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

Our board of directors is currently composed of nine members. We have a classified board of directors consisting of three classes of approximately equal size, each serving staggered three-year terms. As previously noted, Stan Meresman, who currently serves as a Class III director, is not standing for re-election at the Annual Meeting, and therefore his term on our board of directors will end at the Annual Meeting.

At each annual meeting of stockholders, approximately one-third of the directors of our board of directors will be elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified or until their earlier death, resignation, or removal.

Nominees

Our nominating and corporate governance committee has recommended, and our board of directors has approved, Shona L. Brown, Alfred Lin and Stanley Tang as nominees for election as directors at the Annual Meeting. If elected, Dr. Brown and Messrs. Lin and Tang will each serve as a director until the 2026 annual meeting of stockholders and until his or her successor is duly elected and qualified. Each of Dr. Brown and Messrs. Lin and Tang is currently a director of our company. For information concerning the relevant experiences, qualifications, attributes, and skills of the nominees that led our board of directors to recommend these persons as nominees for director, please see the section titled “Board of Directors and Corporate Governance.” Dr. Brown and Messrs. Lin and Tang have consented to being named as nominees in the proxy statement and to continue to serve as directors, if elected; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by our board of directors to fill such vacancy.

If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the election of Dr. Brown and Messrs. Lin and Tang. If you are a street name stockholder and you do not give voting instructions to your broker or nominee, your broker will leave your shares unvoted on this matter.

Vote Required

Each director is elected by a majority of the votes cast with respect to the election of directors at the Annual Meeting. A majority of votes cast means that the voting power of the shares cast “For” a director’s election exceeds the voting power of the shares cast “Against” that director.You may vote “For” or “Against” the nominee for election as a director or you may “Abstain”. Abstentions and broker non-votes will have no effect on the outcome of the vote. A director who does not receive a majority of the votes cast “For” election is required by our amended and restated bylaws to resign or will be subject to removal.

Resignation Requirement

Pursuant to our amended and restated bylaws, if a nominee for director in an election that is not a contested election fails to receive the required number of votes for re-election, the director shall, no later than 15 days following the certification of the stockholder vote (the “Resignation Deadline”), tender such director’s resignation from our board of directors. Prior to the date that our outstanding Class B common stock represents less than a majority of the total voting power of the company entitled to vote in elections of directors, if any nominee failing to be elected by the vote of the majority of the votes cast in an election that is not a contested election (i) tenders a resignation by the Resignation Deadline or (ii) does not tender a resignation by the Resignation Deadline, then the stockholders may take action via consent without a meeting to, in the case of clause (i), appoint a director to fill the vacancy resulting from the resignation of such director (the “Resigned Director”) and, in the case of clause (ii), remove such director (the “Removed Director”) from our board of directors and, in such action (and only in such action), appoint a director to fill the vacancy resulting from the removal of the Removed Director, provided, that in each case such action by the stockholders without a meeting must be taken no later than 30 days following, in the case of clause (i), the effective date of such resignation and, in the case of clause (ii), the Resignation Deadline. In the event that a director is not appointed by the stockholders pursuant to the preceding sentence to fill the vacancy created by the Resigned Director or the Removed Director, as applicable, neither our board of directors nor the stockholders of may fill such vacancy until the next annual meeting of stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES NAMED ABOVE.

PROPOSAL NO. 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed KPMG LLP, an independent registered public accounting firm, to audit our consolidated financial statements for our fiscal year ending December 31, 2023. KPMG LLP has served as our independent registered public accounting firm since 2018.

At the Annual Meeting, our stockholders are being asked to ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023. Our audit committee is submitting the appointment of KPMG LLP to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Notwithstanding the appointment of KPMG LLP, and even if our stockholders ratify the appointment, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our audit committee believes that such a change would be in the best interests of our company and our stockholders. If our stockholders do not ratify the appointment of KPMG LLP, our board of directors may reconsider the appointment. Representatives of KPMG LLP will be present at the Annual Meeting, and they will have an opportunity to make a statement and will be available to respond to appropriate questions from our stockholders.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees (in thousands) for professional audit services and other services rendered to our company by KPMG LLP for our fiscal years ended December 31, 2021 and 2022.

	2021	2022
Audit Fees(1)	$6,750	$7,580
Audit-Related Fees(2)	$655	$456
Tax Fees(3)	$25	$102
All Other Fees(4)	$618	$—
Total Fees	$8,048	$8,138

(1) Consists of fees billed for professional services rendered in connection with the audit of our consolidated financial statements and reviews of our unaudited quarterly consolidated financial statements.
(2) Consists of assurance and related services provided by KPMG LLP that were reasonably related to the performance of the audit or review of our consolidated financial statements and which are not reported above under “Audit Fees”. For fiscal 2021, this category includes fees for audit related services for acquisitions as well as real-time assessments on a system implementation, and for fiscal 2022, this category included fees for audit related services for acquisitions.
(3) Consists of fees for professional services primarily for tax compliance services.
(4) Consists of aggregate fees billed for services provided by the independent registered public accounting firm other than those disclosed above, which relate to financial due diligence related to an acquisition in fiscal 2021.

Auditor Independence

In our fiscal year ended December 31, 2022, there were no other professional services provided by KPMG LLP, other than those listed above, that would have required our audit committee to consider their compatibility with maintaining the independence of KPMG LLP.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our audit committee has established a policy governing our use of the services of our independent registered public accounting firm. Under this policy, our audit committee is required to pre-approve all services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair the public accountants’ independence. All services provided by KPMG LLP for each of the years set forth in the above table were pre-approved by our audit committee in accordance with the policy.

Vote Required

The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023 requires the affirmative vote of a majority of the voting power of the shares of our common stock present virtually or by proxy at the Annual Meeting and entitled to vote thereon. You may vote “For,” “Against,” or “Abstain” with respect to this proposal. Abstentions will have the effect of a vote against this proposal, and broker non-votes will have no effect.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

REPORT OF THE AUDIT COMMITTEE

The audit committee is a committee of the board of directors comprised solely of independent directors as required by the listing standards of the New York Stock Exchange and the rules and regulations of the Securities and Exchange Commission (the “SEC”). The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. With respect to DoorDash’s financial reporting process, DoorDash’s management is responsible for (1) establishing and maintaining internal controls and (2) preparing DoorDash’s consolidated financial statements. DoorDash’s independent registered public accounting firm, KPMG LLP (“KPMG”), is responsible for performing an independent audit of DoorDash’s consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare DoorDash’s financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the audit committee has:
•reviewed and discussed the audited consolidated financial statements with management and KPMG;
•discussed with KPMG the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC; and
•received the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with KPMG its independence.

Based on the audit committee’s review and discussions with management and KPMG LLP, the audit committee recommended to the board of directors that the audited financial statements be included in DoorDash’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 for filing with the SEC.

Respectfully submitted by the members of the audit committee of the board of directors:

Stan Meresman (Chair)
Elinor Mertz
Alfred Lin

This report of the audit committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (“Securities Act”), or under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

PROPOSAL NO. 3 - ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and SEC rules, we are providing our stockholders with the opportunity to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed pursuant to Section 14A of the Exchange Act. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement.

The Say-on-Pay vote is advisory, and therefore is not binding on us, our compensation committee, or our board of directors. The Say-on-Pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which our compensation committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our board of directors and our compensation committee value the opinions of our stockholders. To the extent there is any significant vote against the compensation of our named executive officers as disclosed in this proxy statement, we will endeavor to communicate with stockholders to better understand the concerns that influenced the vote and consider our stockholders’ concerns, and our compensation committee will evaluate whether any actions are necessary to address those concerns.

We believe that the information provided in the section titled “Executive Compensation,” and in particular the information discussed in the section titled “Executive Compensation-Compensation Discussion & Analysis-Our Compensation Philosophy,” demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we ask our stockholders to vote “For” the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in the proxy statement for the Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, compensation tables and narrative discussion, and other related disclosure.”

Vote Required

The approval, on an advisory basis, of the compensation of our named executive officers, requires the affirmative vote of a majority of the voting power of the shares of our common stock present virtually or by proxy at the Annual Meeting and entitled to vote thereon to be approved. You may vote “For,” “Against,” or “Abstain” with respect to this proposal. Abstentions will have the effect of a vote against this proposal, and broker non-votes will have no effect.

As an advisory vote, the result of this proposal is non-binding. Although the vote is non-binding, our board of directors and our compensation committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

EXECUTIVE OFFICERS

The following table identifies certain information about our executive officers as of April 21, 2023. Our executive officers are appointed by, and serve at the discretion of, our board of directors. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
Tony Xu	38	Chief Executive Officer, Co-Founder, Chairperson, and Director
Ravi Inukonda(1)	46	Chief Financial Officer
Prabir Adarkar(1)	46	Chief Operating Officer and President and Former Chief Financial Officer
Keith Yandell	44	Chief Business Officer
Tia Sherringham	41	General Counsel and Secretary

(1) On March 1, 2023, Christopher Payne resigned as our Chief Operating Officer and President. On such date, Mr. Adarkar, who previously served as our Chief Financial Officer, became our Chief Operating Officer and President, and Mr. Inukonda became our Chief Financial Officer.

For Mr. Xu’s biography, see “Continuing Directors.”

Prabir Adarkar. Mr. Adarkar has served as our Chief Operating Officer and President since March 2023, and previously served as our Chief Financial Officer since August 2018. Prior to joining us, Mr. Adarkar served as Vice President of Finance (Head of Strategic Finance) at Uber Technologies, Inc., a transportation network company, from September 2015 to August 2018. From July 2008 to September 2015, he was with The Goldman Sachs Group, Inc., an investment bank, where he served most recently as Vice President, Technology, Media & Telecommunications Investment Banking. Mr. Adarkar holds a B.E. in Electronics Engineering from the University of Mumbai, an M.S. in Electrical Engineering from Columbia University, and an M.B.A. from New York University.

Ravi Inukonda. Mr. Inukonda joined us in November 2018 as our Vice President of Finance and Strategy and has served as our Chief Financial Officer since March 2023. Prior to joining us, Mr. Inukonda served as Head of Finance for Uber Eats from November 2015 to November 2018. From September 2014 to October 2015, Mr. Inukonda was with Accel-KKR, a technology-focused private equity firm, where he served as Vice President. Before that, Mr. Inukonda served as Vice President at Battery Ventures and was at Goldman Sachs in their investment banking division. Mr. Inukonda holds a B.E. in Chemical Engineering from the Birla Institute of Technology and Science, Pilani, an M.S. in Computer Science from Clemson University, and an M.B.A. from the MIT Sloan School of Management.

Keith Yandell. Mr. Yandell joined us in April 2016 as our General Counsel and served as our Chief Business and Legal Officer and Secretary from October 2018 through December 2021. Since January 2022, Mr. Yandell has served as our Chief Business Officer. Prior to joining us, Mr. Yandell was with Uber Technologies, Inc., where he served as Director of Litigation from January 2016 to April 2016 and as Senior Counsel, Litigation from February 2015 to December 2015. From July 2010 to January 2015, Mr. Yandell was an attorney and partner with the law firm of Allen Matkins Leck Gamble Mallory & Natsis LLP. Mr. Yandell holds a B.A. in Political Science and American Studies from the University of California, Davis and a J.D. from the University of California, Los Angeles.

Tia Sherringham. Ms. Sherringham joined us in January 2017 and initially served as our Assistant General Counsel until August 2018 when she was promoted to VP, Head of Legal. Since January 2022, Ms. Sherringham has served as our General Counsel and Secretary. Prior to joining us, Ms. Sherringham was with Instacart, a technology company, where she served as Commercial and Product Counsel from January 2016 to January 2017. From November 2010 to July 2015, Ms. Sherringham was an Associate

with the law firm of Keker, Van Nest & Peters LLP. Ms. Sherringham holds a B.A. in History from Columbia University and a J.D. from the University of California, Berkeley.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) includes a detailed discussion of compensation for the following current and former executive officers during the fiscal year ended December 31, 2022, which we refer to as our named executive officers:

Name	Position
Tony Xu	Chief Executive Officer (CEO)
Prabir Adarkar	Former Chief Financial Officer (CFO); Current Chief Operating Officer (COO) and President
Christopher Payne	Former COO and President
Keith Yandell	Chief Business Officer
Tia Sherringham	General Counsel and Secretary

Executive Summary

Our mission is to grow and empower local economies. We aim to achieve this by providing logistics, technology, and other services that enable local businesses to address consumers’ expectations of ease and immediacy. Our executive compensation program is designed to attract, retain, and motivate our leadership team to fulfill this mission and execute on the unique opportunity we have to build products and services that transform local businesses and enrich the communities in which they operate. To do so, our leadership team is pursuing the following strategic objectives: (1) broadening our network of merchants through the addition of new categories and innovative services that help merchants grow; (2) increasing consumer adoption and making DoorDash a daily activity; and (3) building a reliable, high-quality, and operationally efficient logistics platform. We believe that our approach to executive compensation is aligned with that of stockholder and broader stakeholder interests, as the majority of compensation for our executive officers is delivered in equity, and in the case of our CEO, the majority is based on rigorous goals that if achieved would also represent significant returns for our stockholders.

2022 Financial & Operational Highlights

In 2022, we achieved several significant financial and operational results:
•Total Orders: Increased to 1.7 billion, an increase of 25% year-over-year.
•Marketplace Gross Order Volume (GOV): Increased to $53.4B, an increase of 27% year-over-year.*
•Revenue: Increased to $6.6B, an increase of 35% year-over-year
•Adjusted EBITDA: Adjusted EBITDA improved to $361 million, compared to Adjusted EBITDA of $289 million in the year ended December 31, 2021.*
•Cash Flow: Net cash provided by operations was $367 million, compared to net cash provided by operations of $692 million for the year ended December 31, 2021. Free cash flow was $21 million, compared to $455 million for the year ended December 31, 2021.*

*Please see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K filed with the SEC on February 27, 2023, for a more detailed discussion of our fiscal year 2022 financial results and, beginning on page 60 of that Annual Report on Form 10-K, a discussion regarding, and reconciliation of, our non-GAAP to GAAP financial measures. Free cash flow is calculated as net cash provided by operating activities plus purchases of property and equipment and plus capitalized software and website development costs. For fiscal year 2022, net cash provided by operating activities was $367 million, purchases of property and equipment were $176 million and capitalized software and website development costs were $170 million.

2022 Executive Compensation Highlights

Our executive compensation program is designed to be consistent with our executive compensation philosophy which is summarized below. Key highlights of our program for 2022 include:
•No Changes to Base Salary. We made no changes to the base salaries of our named executive officers ($300,000 for our CEO, and $350,000 for our other named executive officers).
•Competitive Annual Equity Awards. In April 2022, as part of our annual review process, we granted RSUs to our named executive officers (other than our CEO) that vest over 4 years. Our CEO did not receive an annual grant of RSUs in 2022, consistent with our intentions in granting him a significant performance-based equity grant in 2020 that vests only if we achieve stretch stock price goals over a seven year performance period. This equity award is intended to be the exclusive equity award granted to Mr. Xu over the seven year performance period.

Say-on-Pay Results

At our 2022 annual meeting of stockholders, we conducted our “say-on-pay” vote. Over 98% of the shares represented and entitled to vote on this proposal (excluding broker non-votes) voted to approve, on an advisory basis, the compensation of our named executive officers at last year’s annual meeting. Our compensation committee considers the result of the say-on-pay vote in determining named executive officer compensation. Based on the strong level of support for our executive compensation philosophy, program, and practices demonstrated by the result of last year’s say-on-pay vote, among other factors, our compensation committee determined to continue our implementation of our compensation philosophy and further emphasize our commitment to align the interests of our named executive officers with those of our stockholders. As a result, we did not make any significant changes to our executive compensation program in 2022.

We value the opinions of our stockholders. Our goal is to be responsive to our stockholders and ensure we understand and address their concerns and observations. Our compensation committee will consider the outcome of this year’s say-on-pay vote, as well as feedback received throughout the year, when making compensation decisions for our named executive officers.

At-Risk Pay

Compensation for our named executive officers is intended to be competitive with our compensation peer group and reward executives when performance is strong and value is created for our stockholders. To create meaningful alignment between our executives and our stockholders, most of the pay delivered to named executive officers is at-risk in the form of RSUs. Our CEO received $300,000 in salary, no bonus, no annual equity awards in 2022, and, in 2020, a one-time performance-based equity award that is contingent on stretch stock price goals, discussed in further detail below. Our other named executive officers received an average of 96% of their pay in the form of RSUs in 2022.

Our Compensation Philosophy

Our executive compensation philosophy is shaped by our strong belief that competitiveness, management longevity, long-term orientation and performance are key drivers to our success and to creating value for all of our stakeholders. The objective of our executive compensation program is to attract, retain, and incentivize highly talented individuals that embody our mission to grow and empower local economies. We do this by designing programs that tie executive compensation to individual performance, overall company performance, and the interests of our stakeholders, particularly through focusing our compensation philosophy and program primarily on the long-term elements of total compensation.

We use the following principles to accomplish our philosophy:
•Competitiveness: The importance of attracting and retaining critical talent. We operate in a highly competitive talent market, with many of our executives based in the San Francisco Bay area, and our pay programs are designed to be competitive to attract and retain a highly talented executive team that supports our trajectory.
•Management Longevity: We believe that management longevity is a key driver of long-term value creation. Our executive compensation programs are designed to retain our executives through equity awards that vest over four years and provide executives the opportunity to earn above-target compensation through the achievement of business objectives that help drive increases to our stock price and benefit stockholders.
•Long-Term Ownership: We want our executives thinking and acting like owners and focusing on long-term value creation for the company. We heavily weigh our total pay package towards equity so that our executive team is committed to their ownership and long-term success of the Company. As discussed below, prior to our IPO in 2020, our CEO was awarded a long-term performance award that vests only upon achievement of certain stock price objectives. In addition, our executive compensation program provided 96% of our other named executive officers’ compensation in the form of time-based equity awards in 2022. Our high percentage of at-risk pay also means that our executives earn below target compensation when our stock price declines.
•Strong Performance Orientation: We have a high standard for company performance. We also consider individual performance, criticality of position, and trajectory in sizing our equity grants for our executive officers. In 2022, we made annual equity grants to our named executive officers (other than our CEO) that vest over four years, and the value realized from those grants is dependent on the value of our stock price when the grants vest, enhancing the link between the interests of our executives and our stockholders.

Our Commitment to Best Practices

Our compensation philosophy is strengthened through strong compensation governance practices:

What We Do

✔100% of directors on our compensation committee are independent
✔Retain an independent compensation advisor who advises the compensation committee and provides no other services to the Company
✔A significant portion of compensation for named executive officers is at-risk, and the value realized by our executives is based on our stock price performance
✔Annual review of named executive officer compensation and competitive market data
✔Double-trigger change in control arrangements
✔Maintain a robust clawback policy to promote executive accountability
✔Assess the risk-reward balance of our compensation programs to mitigate undue risks

✗No pension plans or supplemental retirement plans for named executive officers
✗No hedging or pledging of our stock by directors or employees
✗No excessive perquisites
✗No excise tax gross-ups upon a change in control
✗No guaranteed bonuses

Our Compensation-Setting Process

Our compensation process is collaborative and involves the review and input of both internal and external stakeholders. Our compensation committee, its independent advisor Semler Brossy, other independent board members, our management team (except with respect to their own compensation) and our CEO (except with respect to his own compensation) each provides valuable input and perspectives that are used to make executive compensation decisions. We believe this approach allows us to leverage the diverse experience and expertise of these groups for setting compensation levels, and identifying metrics to use and how value should be delivered to executive officers when performance expectations are met or exceeded.

Setting compensation each year for our executives generally includes the following steps:

January to April
Setting Current Year Pay
•Each year, our CEO makes recommendations to the compensation committee for salary levels and equity grants for the upcoming year for each named executive officer (except with respect to his own compensation). Our compensation committee considers the performance, criticality, and trajectory of each executive officer, internal pay equity, and competitive market data from our peer companies and company performance against strategic goals. Based on this review, the compensation committee provides feedback and makes adjustments as necessary before final approval.
•After considering compensation committee feedback, our CEO presents final recommendations to the compensation committee which are then reviewed and approved.

October to December
Reviewing our Program
•In the second half of each year we, in consultation with Semler Brossy, engage in a rigorous selection of comparable peers to inform compensation levels and program design. We endeavor to select companies we compete against for executive talent that are similar in size, scope and complexity.
•We also review our broader compensation philosophy and appropriateness of the incentive plans to assess their competitiveness with the market and alignment with our long-term strategy.

May to September
Evaluating our Practices
•Throughout the year, we review changes in our business, market conditions, and the scope of both our executive officers’ roles and all other members of our broader management team. If a member of our management team is promoted to an executive officer level role during the year, we will revisit compensation for that person in connection with his or her promotion.

Overview of Factors Considered in Setting Executive Compensation

Peer Group and Competitive Positioning

The compensation committee assesses the competitiveness of each element of the executive officers’ total direct compensation against the compensation peer group, as discussed below, as well as taking into account Radford survey data. This assessment is one of several factors that our compensation committee considers when it sets pay levels for our executive officers.

While we do not establish compensation levels solely based on a review of competitive data, we believe market data is a helpful reference to assess the competitiveness and appropriateness of our executive compensation program and our goals of attracting and retaining qualified executive officers. When making its compensation decisions, our compensation committee applies its own business judgment and experience and also considers a number of other factors, including: company performance; each executive’s impact and criticality to our strategy and mission; relative scope of responsibility and potential; individual performance and demonstrated leadership; and internal pay equity considerations.

2022 Peer Group

In July 2021, we reviewed our compensation peer group to consider whether any adjustments were appropriate prior to setting compensation for 2022. Following this review, we removed two companies (Dropbox and Slack) from our compensation peer group based on updated criteria that includes revenue, growth rates, and market capitalization, with an emphasis on companies that operate similar marketplace business models. Our executive compensation peer group used for setting 2022 compensation was comprised of the following companies:

• Airbnb • Block • Carvana • Chewy • eBay	• Etsy • Instacart • Lyft • Match • Pinterest	• Shopify • Snap • Spotify • Stripe • Twitter	• Uber • Wayfair • Zillow

How We Determine Executive Compensation

Key Decision Makers	Primary Roles and Responsibilities
Leadership Development, Inclusion and Compensation Committee
•Review, approve, and determine, or make recommendations to our board of directors regarding, the compensation of our management team, including our CEO and other named executive officers;
•Administer our equity compensation plans;
•Review, approve, and administer incentive compensation plans;
•Establish and review general policies and plans relating to compensation and benefits of our employees, and be responsible for our overall compensation philosophy;
•Review and make recommendations regarding non-employee director compensation to our full board of directors;
•Evaluate the performance, or assist in the evaluation of the performance, of our management team, including our CEO and other named executive officers;
•Periodically review and discuss with our board of directors the corporate succession and development plans for executive officers and certain key employees; and
•Evaluate the performance of the independent compensation consultant.

Management
 Our CEO:
•Review the amount and structure of pay components for members of our management team other than himself (salary and long-term incentives);
•Consider market data presented by our compensation advisors to the compensation committee and internal corporate data to determine executive officer pay recommendations for the compensation committee; and
•Evaluate the performance of our management team, including our named executive officers, and review their performance with the compensation committee when making recommendations to the compensation committee.

Our Human Resources, Finance and Legal teams:
•Support the compensation committee by providing data on market pay practices, internal labor force considerations, as well as internal employee sentiment and engagement;
•Support the CEO with information on corporate and individual performance for named executive officers and provide recommendations on other compensation matters; and
•Present information and provide clarity on market data, but refrain from participating in discussions or final decisions on their own pay.

Key Decision Makers	Primary Roles and Responsibilities
Compensation Consultant
•Attend meetings at the request of the compensation committee, meet with the compensation committee in executive session without management, and communicate with compensation committee regarding compensation trends, emerging issues, regulatory developments, and other matters;
•Provide advice relating to:
-Competitiveness of key executives’ compensation
-Annual and long-term incentive plans, including degree to which incentive plans support business strategies and balance risk-taking with potential reward
-Peer group development and updates
-Peer group pay comparisons
-Changes to named executive officers’ compensation levels
-Design of other compensation and benefits programs
-Compensation-related governance items
-Preparation of public filings related to executive compensation, including CD&A and accompanying tables and footnotes; and

•Does not provide any services to us other than the services provided to the compensation committee and our board of directors.

Note: The compensation committee assessed the independence of Semler Brossy taking into account, among other things, the enhanced independence standards and factors set forth in Exchange Act Rule 10C-1 and the applicable listing standards of the New York Stock Exchange, and concluded that there are no conflicts of interest regarding the work that Semler Brossy performs for the compensation committee and that Semler Brossy satisfies the independence standards under the New York Stock Exchange.

Elements of Executive Pay and 2022 Compensation

Consistent with our compensation philosophy, our compensation program for 2022 consisted primarily of base salary and long-term equity compensation in the form of RSUs. Through this program, we maintained our primary focus on the long-term elements of total direct compensation, as reflected in our continued positioning of base salary below market levels and our decision to continue our practice of not granting bonuses or other short-term incentives to named executive officers. We also provide certain other benefits, as described under the heading “Other Benefits”.

Base Salary

We use base salary to provide a fixed amount of compensation for our named executive officers in exchange for their services. We position base salary for our named executive officers below market levels, emphasizing instead at-risk equity compensation as the primary vehicle for delivering compensation to our named executive officers. In 2022, our named executive officers’ base salaries remained at $350,000 per year (other than our CEO whose salary is $300,000), after considering market data for their positions and to create internal equity among the management team with respect to a named executive officer’s fixed compensation and make distinctions between roles, responsibilities, and contributions through equity awards.

Executive	FY22 Salary
Tony Xu – Chief Executive Officer	$300,000
Prabir Adarkar – Former Chief Financial Officer; Current Chief Operating Officer and President	$350,000
Christopher Payne – Former Chief Operating Officer and President	$350,000
Keith Yandell – Chief Business Officer	$350,000
Tia Sherringham – General Counsel and Secretary	$350,000

Bonus

Since 2021, we have not provided a cash bonus or other short-term incentive compensation to our named executive officers.

Long-Term Incentive

Our equity award program is the primary vehicle used to differentiate compensation among our named executive officers. We grant equity awards in the form of RSUs that are settled in shares of our Class A common stock on or after vesting. We believe that these equity awards align the interests of our named executive officers with our stockholders, provide our named executive officers with incentives linked to long-term performance, and foster an ownership mentality. In addition, the long-term vesting features of our equity awards support our belief in management longevity because they create retentive hold.

Generally, we intend to grant annual equity awards that are sized to be competitive and transparent and reflect the performance, contribution, and criticality of roles in our company. Our CEO annually reviews and considers external market data in addition to performance of the executives when proposing equity grants to our compensation committee. Our compensation committee exercises its judgment and discretion, in consultation with our CEO and our independent compensation consultant. To determine the size and types of equity awards that it approves, our compensation committee considers, among other things, the role and responsibility of the named executive officer, competitive factors, the vested and unvested value of the equity awards held by the named executive officer, and the cash-based compensation opportunities for our named executive officers.

In April 2022, our compensation committee approved equity grants in the following amounts to our named executive officers (excludes CEO - see “2020 CEO Performance Award Update” section below):

Executive	FY22 Equity(1)
Tony Xu – Chief Executive Officer	$—
Prabir Adarkar – Former Chief Financial Officer and Current Chief Operating Officer and President	$9,333,527
Christopher Payne – Former Chief Operating Officer and President	$9,333,527
Keith Yandell – Chief Business Officer	$5,703,846
Tia Sherringham – General Counsel and Secretary	$15,513,240

(1) Pursuant to our equity award grant policy as then in effect, the number of RSUs underlying each award was calculated based on the average closing price of a share of our Class A common stock for the market trading days that occurred in March 2022.

With the exception of certain awards made to Ms. Sherringham in connection with her promotion and described below, the awards described above vest over four years, with 25% of the award vesting on or after the one-year anniversary of the award’s vesting commencement date and an additional 1/16th of the award vesting on each company quarterly vesting date thereafter, subject to continued service.

Grants made in connection to Ms. Sherringham’s promotion to the position of General Counsel and Secretary

Ms. Sherringham was promoted to the role of General Counsel and Secretary effective January 1, 2022. To recognize her appointment to this role the compensation committee approved, based in part on our CEO’s recommendation, equity awards totaling $15,513,240 to Ms. Sherringham. In determining the value and vesting schedule of Ms. Sherringham’s equity awards, Mr. Xu and the compensation committee considered the responsibilities and strategic importance of the General Counsel and Secretary role at DoorDash, Ms. Sherringham’s performance, external market data from our peers, and the value and vesting schedule of existing equity relative to external and internal benchmarks. For more information on the specific vesting schedule for the awards granted, see “Grants of Plan-Based Awards in 2022”.

2020 CEO Performance Award Update

In November 2020, our board of directors, in consultation with Semler Brossy, granted an RSU award to Mr. Xu covering 10,379,000 shares of our Class A common stock, which we refer to below as the 2020 CEO Performance Award. This award reflected a determination by our compensation committee (based on an in-depth review) that it would be in the best interests of our stockholders and other stakeholders that we establish a performance-based equity award with vesting terms that are designed to incentivize Mr. Xu to execute on our long term strategic objectives and build stockholder value. To achieve this alignment, the 2020 CEO Performance Award was designed around the following principles:

• Cover seven years of equity awards: The 2020 CEO Performance Award is intended to be the exclusive equity award to Mr. Xu over the seven year performance period of the award unless there are unexpected changes in our business or other unforeseen factors that our board of directors determines would merit granting additional equity awards to him.

• Incentivize creating long-term growth: The 2020 CEO Performance Award is only eligible to vest based on our long-term stock price performance. The performance period began on June 9, 2022 which was one and one-half years following the grant date, and ends on the seventh anniversary of the grant date which is November 23, 2027. Furthermore, Mr. Xu must hold any after-tax shares that are issued to him pursuant to the award for at least two years following the date the portion of the award vests.

• Require sustained performance for vesting: The 2020 CEO Performance Award is divided into nine tranches that are eligible to vest based on the achievement of stock price goals measured using an average of our stock price over a consecutive 180-day period during the performance period.

• Require stretch performance: No portion of the 2020 CEO Performance Award will vest unless our stock price (as measured based on the formula described in the previous bullet) is $187.60/share, and the 2020 CEO Performance Award will vest in full only if our stock price is $501.00/share (as measured based on the formula described in the previous bullet). These amounts reflect increases in share price of 183% and almost 500% from our initial public offering price of $102.00/share, respectively. Compared to our share price of $48.82 on 12/30/2022, these values reflect increases in share price of 383% and over 1000%, respectively.

• Promote CEO retention: The 2020 CEO Performance Award is eligible to vest only if Mr. Xu is our CEO as of the applicable achievement date. If Mr. Xu’s employment as our CEO terminates, any portion of the 2020 CEO Performance Award for which a stock price target has not been achieved will immediately terminate and will be forfeited to us subject to certain potential exceptions in the case of a Change in Control, as described further below in the “Potential Payments Upon Termination or Change in Control” section of this Proxy Statement

In 2022, none of the tranches of the 2020 CEO Performance Award were earned. The earliest potential vesting date to earn any of the tranches began in December 2022. Any shares earned after taxes will be subject to a two-year holding requirement, pursuant to the award terms.

For more information on the 2020 CEO Performance Award, please refer to page 54 of our annual proxy statement filed on May 2, 2022.

Benefits

Our named executive officers are eligible to participate in the same benefits programs offered to all employees, and it is generally our philosophy not to provide perquisites to our named executive officers. In 2022, our named executive officers received a gross-up for taxable income incurred through participating in the company’s meal benefit provided to all office-based employees. All US-based employees were eligible to receive this tax gross-up in 2022.

Other Compensation Information
Employment Arrangements
Each of our named executive officers has entered into a written employment letter with us. The employment letters do not have a specific term and provide that employment is at-will. The current base salary of our named executive officers can be found on page xx of this proxy statement.
Post-Employment Compensation

We maintain an Executive Change in Control and Severance Plan (hereafter “Executive Severance Plan”), pursuant to which our executive officers and certain other key employees are eligible to receive severance benefits, as specified in and subject to the employee signing a participation agreement under our Executive Severance Plan. This Executive Severance Plan was developed with input from our compensation consultant regarding severance practices at comparable companies, and is designed to serve our retention objectives by providing protection to our executives and other key employees so they can maintain continued focus and dedication to their responsibilities to maximize stockholder value, including during potentially uncertain periods. We believe the benefits provided pursuant to the Executive Severance Plan are consistent with the benefits offered by companies with whom we compete for talent, and accordingly allow us to attract and retain the highest level of talented and experienced executive officers. The Executive Severance Plan generally will be in lieu of any other severance payments and benefits to which such key employee was entitled prior to signing the participation agreement, except as specifically provided under that employee’s participation agreement under the Executive Severance Plan.

Our board of directors has designated each of our named executive officers as a participant under our Executive Severance Plan eligible for the rights to the applicable payments and benefits described in the section titled “Potential Payments Upon Termination or Change in Control.”

Deductibility of Executive Compensation. Generally, Section 162(m) of the Code limits the amount we may deduct from our federal income taxes for compensation paid to our chief executive officer and certain other current and former executive officers that are “covered employees” within the meaning of Section 162(m) of the Code to $1 million per individual per year, except to the extent provided in limited transition relief. In approving the amount and form of compensation for our named executive officers, we generally consider all elements of the cost to us of providing such compensation, including the potential impact of Section 162(m) of the Code, as well as our need to maintain flexibility in compensating executive officers in a manner designed to promote our goals. We may, in our judgment, authorize compensation payments that will or may not be deductible when we believe that such payments are appropriate to attract, retain or motivate executive talent.

Taxation of Parachute Payments and Deferred Compensation. We do not provide, and have no obligation to provide, any executive officer, including any named executive officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Section 280G, 4999, or 409A of the Code. If any of the payments or benefits provided for under the change of control and severance agreements or otherwise payable to a named executive officer would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and could be subject to the related excise tax, he or she would be entitled to receive either full payment of such payments and benefits or such lesser amount that would result in no portion of the payments and benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to the named executive officer.

Accounting for Stock-Based Compensation. We follow ASC Topic 718 for our stock-based compensation awards. ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and members of our board of directors, including options to purchase our equity securities and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards.

Hedging and Pledging Policies. We have established an Insider Trading Policy, which, among other things, prohibits short sales, engaging in transactions in publicly-traded options (such as puts and calls) and other derivative securities relating to our common stock. This prohibition extends to any hedging or similar transaction designed to decrease the risks associated with holding our securities. In addition, our named executive officers are prohibited from pledging any of our securities as collateral for a loan and from holding any of our securities in a margin account.

Clawback Policy. We adopted a robust clawback policy in 2021. Under our clawback policy, our compensation committee or our board of directors may seek to recover cash or equity compensation, or severance or termination payments, paid to an executive officer or certain other direct reports to our CEO in the prior 12 months (or, in the case of a restatement, in the period covered by the restatement) in connection with an accounting restatement as a result of material non-compliance with any financial reporting requirement as a result of fraud, gross negligence or intentional misconduct, or as a result of the officer’s misconduct that harms the business or reputation of the company. In 2023, we expect that we will make updates and/or adopt a new policy pursuant to the new Rule 10D-1 adopted in 2022.

Risk Assessment. Each year, our compensation committee reviews the company’s compensation plans to identify potential material adverse risks to the company. Included in the review are all bonus and commission plans and equity plans. In 2022, our compensation committee did not find any plans to have material adverse risks that needed to be disclosed.

Compensation Committee Report

The leadership development, inclusion, and compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis provided above. Based on its review and discussions, the leadership development, inclusion, and compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and DoorDash's Annual Report on Form 10-K for the year ended December 31, 2022.

Leadership Development Inclusion & Compensation Committee
Alfred Lin, Chair
Shona L. Brown

This Compensation Committee Report is required by the Securities and Exchange Commission (the “SEC”) and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (“Securities Act”), or under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

Summary Compensation Table for Fiscal Year 2022

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	All Other Compensation(3)	Total
Tony Xu, Chief Executive Officer and Chair	2022	$300,000	$—	$—	$221	$300,221
	2021	$300,000	$—	$—	$297	$300,297
	2020	$300,000	$—	$ 413,369,623(4)	$297	$413,669,920
Prabir Adarkar, Chief Operating Officer and President; Former Chief Financial Officer	2022	$350,000	$—	$9,984,058	$245	$10,334,303
	2021	$350,000	$—	$9,333,527	$390	$9,683,916
	2020	$350,000	$200,000	$2,696,920	$390	$3,247,310
Christopher Payne, Former Chief Operating Officer and President	2022	$350,000	$—	$9,984,058	$180	$10,334,238
	2021	$350,000	$100,000	$9,333,527	$934	$9,684,461
	2020	$350,000	$100,000	$5,393,839	$897	$5,844,736
Keith Yandell, Chief Business Officer	2022	$350,000	$—	$4,991,979	$224	$5,342,203
	2021	$350,000	$—	$5,703,846	$390	$6,054,236
	2020	$350,000	$60,000	$2,696,920	$390	$3,107,310
Tia Sherringham, General Counsel and Secretary	2022	$350,000	$—	$15,513,240	$180	$15,863,420

(1) The amounts reported reflect discretionary bonuses paid in 2021 in recognition of our company performance in 2020 and the named executive officer’s contribution to that performance.
(2) The amounts reported represent the aggregate grant-date fair value of the RSUs awarded to the named executive officer, apart from Mr. Xu, calculated in accordance with ASC 718. These amounts do not reflect the actual economic value that may be realized by the named executive officer.
(3) The amounts reported consist of payments on behalf of the named executive officer for basic life insurance and accidental death and dismemberment insurance. Additionally, each named executive officer received a tax gross-up in 2021 and 2022 to cover taxes associated with a meal benefit provided to employees. All DoorDash employees who participated in the meal benefit received this tax gross-up.
(4) Reflects the grant date fair value of the “2020 CEO Performance Award” (defined below) provided to Mr. Xu in November of 2020 and was calculated using a model based on multiple stock price paths developed through the use of a Monte Carlo simulation that incorporates into the valuation the possibility that the Company Stock Price Targets may not be satisfied. The average grant date fair value of the 2020 CEO Performance Award was $39.8275 per share. The amount listed in the Summary Compensation Table is not the ultimate value that Mr. Xu will receive from this grant. For more information on the 2020 CEO Performance Award, see "-Compensation Discussion & Analysis-Elements of Executive Pay and 2022 Compensation-Long-Term Incentive."

Grants of Plan-Based Awards in 2022

The following table shows all plan-based awards granted to our named executive officers during fiscal 2022:

Name	Grant Date	All Other Stock Awards: Number of Units	Grant Date Fair Value of Stock Awards(1)
Tony Xu	—	—	$—
Prabir Adarkar	4/20/2022(2)	99,701	$9,984,058
Christopher Payne	4/20/2022(2)	99,701	$9,984,058
Keith Yandell	4/20/2022(2)	49,850	$4,991,979
Tia Sherringham	4/20/2022(2)	69,790	$6,988,771
	4/20/2022(3)	69,790	$6,988,771
	5/9/2022(4)	23,928	$1,535,699

(1) The amounts reported represent the aggregate grant-date fair value of the RSUs awarded to Messrs. Adarkar, Payne, and Yandell and Ms. Sherringham in 2022 calculated in accordance with ASC 718. These amounts do not reflect the actual economic value that may be realized by the named executive officer.
(2) The shares of our Class A common stock underlying this RSU will vest, subject to the officer's continued role as a service provider to us, as to 1/4th of the total shares on February 20, 2023 with the remaining vesting in 12 equal quarterly installments thereafter.
(3) During the first, second, third and fourth years of vesting, 40%, 30%, 20% and 10%, respectively, of the total shares of our Class A common stock underlying this RSU will vest in quarterly installments, subject to the officer's continued role as a service provider to us. The first quarterly vest date was May 20, 2022.
(4) The shares of our Class A common stock underlying this RSU vested as to 1/3rd of the shares on each of May 20, 2022, August 20, 2022, and November 20, 2022.

Outstanding Equity Awards at 2022 Year-End

The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2022:

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares of Stock or Units That Have Not Vested(1)	Market Value of Shares of Stock That Have Not Vested(2)
Tony Xu	06/26/2014	2,248,390(3)	—	$0.20	06/25/2024	—	$—
	10/10/2018	2,958,105(3)	—	$7.16	10/09/2028	—	$—
	11/23/2020	—	—	$—	—	10,379,000(4)	$506,702,780
Prabir Adarkar	10/10/2018	582,550(3)	—	$7.16	10/09/2028	—	$—
	11/08/2019	—	—	$—	—	7,415(5)	$362,000
	05/10/2020	—	—	$—	—	24,710(6)	$1,206,342
	04/20/2021	—	—	$—	—	36,371(7)	$1,775,632
	04/20/2022	—	—	$—	—	99,701(8)	$4,867,403
Christopher Payne	01/15/2016	1,564,740(3)	—	$1.50	01/14/2026	—	$—
	07/24/2018	250,000(3)	—	$3.28	07/23/2028	—	$—
	04/09/2019	—	—	$—	—	16,745(9)	$817,491
	05/10/2020	—	—	$—	—	49,420(6)	$2,412,684
	04/20/2021	—	—	$—	—	36,371(7)	$1,775,632
	04/20/2022	—	—	$—	—	99,701(8)	$4,867,403
Keith Yandell	04/09/2019	—	—	$—	—	16,745(9)	$817,491
	05/10/2020	—	—	$—	—	24,710(6)	$1,206,342
	04/20/2021	—	—	$—	—	22,227(7)	$1,085,122
	04/20/2022	—	—	$—	—	49,850(8)	$2,433,677
Tia Sherringham	10/10/2018	1,250(3)	—	$7.16	10/09/2028	—	$—
	04/09/2019	—	—	$—	—	730(9)	$35,639
	05/10/2020	—	—	$—	—	4,120(6)	$201,138
	12/20/2020	—	—	$—	—	4,902(10)	$239,316
	04/20/2021	—	—	$—	—	2,829(7)	$138,112
	04/20/2022	—	—	$—	—	69,790(8)	$3,407,148
	04/20/2022	—	—	$—	—	48,853(11)	$2,385,004

(1) These unvested RSUs are subject to vesting acceleration under certain circumstances as described under “—Potential Payments upon Termination or Change in Control.”
(2) Market value of shares is calculated based on the closing price of our Class A common stock on December 30, 2022, which was $48.82.
(3) The shares of our Class A common stock underlying this option are fully vested and immediately exercisable.
(4) This award represents RSUs granted to Mr. Xu under the 2020 CEO Performance Award. The shares of our Class A common stock underlying the RSUs vest over a period of seven years upon achievement of both time and stock price-based vesting conditions. For more information on the 2020 CEO Performance Award, see "-2020 CEO Performance Award" section below.
(5) The shares of our Class A common stock underlying this RSU vest upon the satisfaction of both a service-based vesting condition and a liquidity event-related performance vesting condition before the award’s expiration date. The liquidity event-related performance vesting condition was satisfied upon the effectiveness of the initial public offering. The expiration date is seven years from the Grant Date. The RSUs vest, subject to the officer’s continued role as a service provider to us, in 16 equal quarterly installments of the total shares commencing on November 20, 2019.
(6) The shares of our Class A common stock underlying this RSU vest upon the satisfaction of both a service-based vesting condition and a liquidity event-related performance vesting condition before the award’s expiration date. The liquidity event-related performance vesting condition was satisfied upon the effectiveness of the initial public offering. The expiration date is seven years from the Grant Date. The RSUs vest, subject to the officer’s continued role as a service provider to us, as to 1/4th of the total shares on February 20, 2021 with the remaining vesting in 12 equal quarterly installments thereafter.

(7) The shares of our Class A common stock underlying this RSU vest, subject to the officer's continued role as a service provider to us, as to 1/4th of the total shares on February 20, 2022 with the remaining vesting in 12 equal quarterly installments thereafter.
(8) The shares of our Class A common stock underlying this RSU will vest, subject to the officer's continued role as a service provider to us, as to 1/4th of the total shares on February 20, 2023 with the remaining vesting in 12 equal quarterly installments thereafter.
(9) The shares of our Class A common stock underlying this RSU vest upon the satisfaction of both a service-based vesting condition and a liquidity event-related performance vesting condition before the award’s expiration date. The liquidity event-related performance vesting condition was satisfied upon the effectiveness of the initial public offering. The expiration date is seven years from the Grant Date. The RSUs vest, subject to the officer’s continued role as a service provider to us, as to 1/4th of the total shares on February 20, 2020 with the remaining vesting in 12 equal quarterly installments thereafter.
(10) The shares of our Class A common stock underlying this RSU will vest, subject to the officer’s continued role as a service provider to us, in 16 equal quarterly installments with the first installment vesting on February 20, 2021.
(11) During the first, second, third and fourth years of vesting, 40%, 30%, 20% and 10%, respectively, of the total shares of our Class A common stock underlying this RSU will vest in quarterly installments, subject to the officer's continued role as a service provider to us. The first quarterly vest date was May 20, 2022. .

Option Exercises and Stock Vested in 2022

The following table sets forth information regarding options exercised and stock awards vested and value realized upon vesting, by our named executive officers during fiscal year 2022:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Tony Xu	80,000	$11,335,888	—	$—
Prabir Adarkar	—	$—	391,928	$29,847,009
Christopher Payne	320,186	$24,215,508	134,783	$9,950,053
Keith Yandell	67,468	$5,164,641	104,017	$7,630,957
Tia Sherringham	3,750	$329,075	60,399	$3,982,420
(1) Reflects the difference between the fair market value of our Class A common stock on the date of exercise and the strike price of the stock options exercised.
(2) Reflects the closing price of our Class A common stock on the date of vesting.

Potential Payments Upon Termination or Change in Control

Our board of directors adopted an Executive Change in Control and Severance Plan (our “Executive Severance Plan”), pursuant to which our executive officers and certain other key employees are eligible to receive severance benefits, as specified in and subject to the employee signing a participation agreement under our Executive Severance Plan. This Executive Severance Plan is designed to serve our retention objectives by providing protection to our executives and other key employees so they can maintain continued focus and dedication to their responsibilities to maximize stockholder value, including during potentially uncertain periods. The Executive Severance Plan generally will be in lieu of any other severance payments and benefits to which such key employee was entitled prior to signing the participation agreement, except as specifically provided under that employee’s participation agreement under the Executive Severance Plan.

Our board of directors has designated each of our executive officers as a participant under our Executive Severance Plan eligible for the rights to the applicable payments and benefits described below.

In the event of an “involuntary termination” of the employment of a named executive officer by us for a reason other than “cause” or the named executive officer’s death or “disability” (as such terms are defined in our Executive Severance Plan), that occurs outside the change in control period (as described below), the named executive officer will be entitled to the following payments and benefits:
•continuing payments of the named executive officer’s annual base salary for a period of 12 months; and
•a lump sum payment equal to, on an after-tax basis (i.e., on a gross-up basis), the premium cost of continued health coverage under the Consolidated Omnibus Reconciliation Act of 1985 as amended (“COBRA”) for a period of 12 months.

In the event of an “involuntary termination” of the employment of a named executive officer by us for a reason other than “cause” or the named executive officer’s death, “disability” or resignation by the named executive officer for “good reason” (as such terms are defined in our Executive Severance Plan), in each case, during the three months prior to or 12 months following a “change in control” (as defined in our Executive Severance Plan) (such period, the “change in control period”), the named executive officer will be entitled to the following payments and benefits:

•a lump sum payment equal to 12 months of the named executive officer’s annual base salary;
•a lump sum payment equal to, on an after-tax basis (i.e., on a gross-up basis), the cost of continued health coverage under COBRA for a period of 12 months; and
•100% accelerated vesting of all outstanding equity awards, and, with respect to equity awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels for the relevant performance period(s).

The receipt of the payments and benefits provided for under the Executive Severance Plan described above is conditioned on the named executive officer signing and not revoking a separation and release of claims agreement and such release becoming effective and irrevocable no later than the 60th day following the named executive officer’s involuntary termination of employment, as well as compliance with certain non-disparagement provisions and continued compliance with the invention assignment and confidentiality agreement applicable to the named executive officer.

In addition, if any of the payments or benefits provided for under the Executive Severance Plan or otherwise payable to a named executive officer would constitute “parachute payments” within the meaning of Section 280G of the Code and could be subject to the related excise tax, the named executive officer will receive either full payment of such payments and benefits or such lesser amount that would result in no portion of the payments and benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to them. Except as discussed above, the Executive Severance Plan does not require us to provide any tax gross-up payments to the named executive officers.

The following table sets forth the potential payments that would have been provided to each of our named executive officers under each of the circumstances specified below if he or she had terminated employment with DoorDash effective December 31, 2022.

Scenario and Payment Type	Tony Xu	Prabir Adarkar	Christopher Payne(6)	Keith Yandell	Tia Sherringham
Death or disability
Severance(1)	$300,000	$350,000	$350,000	$350,000	$350,000
Continued benefits(2)	$32,810	$36,069	$31,319	$31,066	$8,907
Total	$332,810	$386,069	$381,319	$381,066	$358,907
Termination without cause
Severance(1)	$300,000	$350,000	$350,000	$350,000	$350,000
Continued benefits(2)	$32,810	$36,069	$31,319	$31,066	$8,907
Total	$332,810	$386,069	$381,319	$381,066	$358,907
Change in control with qualifying termination
Severance(3)	$300,000	$350,000	$350,000	$350,000	$350,000
Restricted Stock Units(4)	$—	$8,211,378	$9,873,210	$5,542,632	$6,406,356
Stock Options(5)	$—	$—	$—	$—	$—
Continued benefits(2)	$32,810	$36,069	$31,319	$31,066	$8,907
Total	$332,810	$8,597,446	$10,254,530	$5,923,698	$6,765,263

(1) Named executive officers will receive twelve months of base salary continuation (less applicable taxes).
(2) Each named executive officer will receive a lump sum payment intended to cover medical, dental and vision plan premiums under COBRA. Each named executive officer is covered for the plan elections in effect on the date of the termination.
(3) Payable as a lump sum.
(4) Reflects value delivered to named executive officers upon the acceleration of all unvested restricted stock units using the closing price of our Class A common stock on December 30, 2022 of $48.82.
(5) Reflects value delivered to named executive officers upon the acceleration of all unvested stock options minus the cost to exercise any option subject to accelerated vesting using the closing price of our Class A common stock on December 30, 2022 of $48.82.
(6) Christopher Payne resigned as our Chief Operating Officer and President in March 2023.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and item 402(u) of Regulation S-K, we are providing the following comparison between the annual total compensation of our median employee and the annual total compensation of our Chief Executive Officer in 2022. The following information about the relationship between the total annual compensation of our median employee and the total annual compensation of our Chief Executive Officer is a reasonable estimate calculated in accordance with item 402(u) of Regulation S-K.

In 2022, the total annual compensation of our median employee was $79,737 and the total annual compensation of our Chief Executive Officer was $300,221. This results in a ratio of approximately 1:4. Total annual compensation for the median employee and our Chief Executive Officer is calculated according to the disclosure requirements of the Summary Compensation Table and includes base salary, annual incentive, equity awards, and other compensation such as perquisites.

To identify the median employee, we reviewed the compensation of all full-, part-time and temporary employees who were employed as of November 1, 2022 (the “Determination Date”). We determined our median employee by reviewing actual cash compensation paid in 2022 as of the Determination Date plus the grant date fair value of equity awards issued in 2022 as of the Determination Date. We did not make any adjustment to annualize compensation. For employees based outside of the United States, we converted pay into USD using the exchange rate on the Determination Date. As permitted by SEC rules, we excluded 5,895 employees who joined the company in connection with our acquisition of Wolt Enterprises Oy in May 2022.

In selecting the median employee in accordance with Item 402(u) of Regulation S-K, reporting companies are permitted to use reasonable estimates, assumptions, and methodologies based on their own facts and circumstances. As a result, the disclosure regarding the compensation of our median employee and the CEO Pay Ratio may not be directly comparable to similar disclosure by other reporting companies.

Pay vs. Performance

This disclosure has been prepared in accordance with the SEC’s pay versus performance rules in Item 402(v) of Regulation S-K under the 1934 Act (“Item 402(v)”) and may not be the same value as the compensation actually realized by our named executive officers. Additionally, the compensation values in this table are generally not a factor in how our compensation committee evaluates compensation decisions when reviewing compensation relative to our company performance. For more information on how our compensation committee seeks to align pay with performance see the section titled “Our Compensation Philosophy.”.

The following tables and related disclosures provide information about (i) the total compensation (“SCT Total”) of our principal executive officer (“PEO”) and our non-PEO named executive officers (collectively, the “Other NEOs”) as presented in the Summary Compensation Table, (ii) the “compensation actually paid” (“CAP”) to our PEO and our Other NEOs, as calculated pursuant to Item 402(v), (iii) certain financial performance measures, and (iv) the relationship of the CAP to those financial performance measures

Pay vs. Performance Table
					Value of Initial Fixed $100 Investment Based On:
Year (a)	Summary Compensation Table Total for PEO (b)	Compensation Actually Paid to PEO (c)	Average Summary Compensation Table Total for Non-PEO NEOs (d)	Average Compensation Actually Paid to Non-PEO NEOs (e)	Total Shareholder Return (f)	Peer Group Total Shareholder Return (g)	Net Income (Loss) $ (in thousands) (h)	Year End Stock Price (Company Selected Measure) (i)
2022	$300,221	$(686,374,419)	$8,337,424	$(15,533,343)	$26	$99	$(1,365)	$49
2021	$300,297	$(35,818,623)	$8,474,204	$22,896,547	$79	$140	$(468)	$149
2020	$413,669,920	$796,888,547	$4,066,452	$101,965,963	$75	$105	$(461)	$143

2022 PEO: Tony Xu; Other NEOs: Prabir Adarkar, Christopher Payne, Keith Yandell, and Tia Sherringham
2021 PEO: Tony Xu: Other NEOs: Prabir Adarkar, Christopher Payne, and Keith Yandell
2020 PEO: Tony Xu: Other NEOs: Prabir Adarkar, Christopher Payne, and Keith Yandell

Adjustments to Calculate Compensation Actually Paid to PEO (Column (c)) and Average Compensation Actually Paid to Other NEOs (Column (e))

The table below describes the adjustments, each of which is required by SEC rules, to calculate CAP amounts from the SCT Total of our PEO (Column (b)) and our Other NEOs (Column (d)). The SCT Total and CAP amounts do not reflect the actual amount of compensation earned by or paid to our executives during the applicable years, but rather are amounts determined in accordance with Item 402(v). For a more representative view of the amount of compensation actually realized by our NEOs, see “Options Exercised and Stock Vested” of this proxy statement. With respect to CAP to our PEO, the assumptions and methodology used to calculate the fair value of equity awards in this table are consistent with the assumptions used to calculate the grant date fair value when the award was granted.

	2022		2021		2020
Description of Adjustment	PEO	Average Non-PEO NEOs	PEO	Average Non-PEO NEOs	PEO	Average Non-PEO NEOs
Summary Compensation Table Total	$300,221	$8,337,424	$300,297	$8,474,204	$413,669,920	$4,066,452
Deduction for amounts reported under the "Stock Awards" and "Option Awards" columns in the Summary Compensation Table for each year	$—	$(7,987,216)	$—	$(8,123,633)	$(413,369,623)	$(3,595,893)
ASC 718 fair value of awards granted during the year that remain unvested as of and determined on the last day of each year	$—	$4,447,851	$—	$8,379,696	$796,588,250	$15,049,657
ASC 718 fair value of awards granted during the year that vested during the ear, determined as of vest date.	$—	$691,030	$—	$—	$—	$—
Change in ASC 718 fair value of awards granted in prior years that are outstanding and unvested as of the last date of the year, determined based on change in ASC 718 fair value from the last date of the prior year to the last date of the year.	$(686,674,640)	$(6,215,760)	$(36,118,920)	$1,765,460	$—	$56,913,754
Change in ASC 718 fair value for awards granted in prior years that vested during the year, determined based on change from the last day of the previous year to the vest date.	$—	$(14,806,672)	$—	$12,400,820	$—	$29,531,993
Total Adjustments (subtotal)	$(686,674,640)	$(23,870,767)	$(36,118,920)	$14,422,343	$383,218,627	$97,899,511
Compensation actually paid	$(686,374,419)	$(15,533,343)	$(35,818,623)	$22,896,547	$796,888,547	$101,965,963

Other adjustments required by Item 402(v) include adjustments for forfeitures, paid dividends, modifications and valuation of pension plans and are excluded from the above table because we did not have any of those elements in our compensation plans for the years covered in this disclosure.

Total Shareholder Return (column (f)) and Peer Group Total Shareholder Return (column (g))

Total Shareholder Return (“TSR”) values provided in this table illustrate the value of an initial investment of $100 in our Class A common stock made at the beginning of each year at the end of such year. The methodology used in this table is the same methodology provided on page 59 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, page 64 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and page 62 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020. The peer group selected for comparison is the S&P 500 IT Index, which is one of the same peer groups we use to calculate total shareholder return in our Annual Report on Form 10-K.

Net Income (Loss) (column (h))

Net Income (loss) as reported on our consolidated statements of operations in our Annual Report on Form 10-K for each of the fiscal years ended December 31, 2022, 2021, and 2020.

Year End Stock Price (column (i))

Pursuant to Item 402(v), we determined Year End Stock Price to be the most important financial performance measure used to link company performance to CAP to our PEO and our Other NEOs in 2022.

Financial Performance Measure

The below table lists the measure that has been determined by the company to be the most important measure linking CAP to our named executive officers in 2022 and company performance in 2022.

Year End Stock Price (company selected measure)

Relationship between Compensation Actually Paid and Performance

The below charts illustrate the relationship between CAP to our PEO and our Other NEOs and TSR, Net Income (loss) and Year End Stock Price.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes our equity compensation plan information as of December 31, 2022. Information is included for equity compensation plans approved by our stockholders. We do not have any equity compensation plans not approved by our stockholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(3)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders(1)	52,470,102	$2.74	45,775,168(4)
Equity compensation plans not approved by security holders(2)	8,354,281	$4.38	721,941

(1) Includes the 2014 Plan, the 2020 Equity Incentive Plan (the “2020 Plan”) and the 2020 Employee Stock Purchase Plan (the “ESPP”).
(2) Reflects the 2022 Inducement Equity Incentive Plan which was adopted by the Company's board of directors in May 2022.
(3) RSUs, which do not have an exercise price, are excluded in the calculation of weighted-average exercise price.
(4) As of December 31, 2022, an aggregate of 45,775,168 shares of common stock were available for issuance under the 2020 Plan and ESPP. The 2020 Plan provides that on the first day of each year, the number of shares of Class A common stock available for issuance thereunder is automatically increased by a number equal to the least of (i) 32,493,000 shares, (ii) 5% of the outstanding shares of all classes of our common stock as of the last day of our immediately preceding fiscal year, or (iii) such other amount as our board of directors may determine. On January 1, 2023, the number of shares of Class A common stock available for issuance under the 2020 Plan increased by 19,573,562 shares pursuant to this provision. The increase is not reflected in the table above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2023 for:

•each of our directors;

•each of our named executive officers;

•all of our current directors and executive officers as a group; and

•each person or group known by us to be the beneficial owner of more than 5% of our Class A or Class B common stock.

We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.

We have based our calculation of the percentage of beneficial ownership on 362,027,116 shares of our Class A common stock, 27,727,840 shares of our Class B common stock, and no shares of our Class C common stock outstanding as of March 31, 2023. We have deemed shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of March 31, 2023 or issuable pursuant to RSUs which are subject to vesting and settlement conditions expected to occur within 60 days of March 31, 2023, to be outstanding and to be beneficially owned by the person holding the stock option or RSU for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o DoorDash, Inc., 303 2nd Street, South Tower, 8th Floor, San Francisco, California 94107. The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

	Amount and nature of beneficial ownership					Percent of Total Voting Power
	Class A shares	%		Class B shares	%
Executive Officers and Directors:
Tony Xu(1)(2)	—	—%		15,201,315	46.5%	29.9%
Shares subject to voting proxies(2)	—	—%		21,404,700	67.6%	43.0%
Total	—	—%		36,606,015	100.0%	66.9%
Prabir Adarkar(3)	1,232,816	*	%	-	-%	*	%
Christopher Payne(4)	1,869,923	*	%	-	-%	*	%
Tia Sherringham(5)	45,607	*	%	-	-%	*	%
Keith Yandell(6)	119,218	*	%	-	-%	*	%
Shona Brown(7)	57,196	*	%	-	-%	*	%
L. John Doerr(8)	802,966	*	%	-	-%	*	%
Andy Fang(9)	11,109	*	%	9,298,380	31.4%	*	%
Alfred Lin(10)	947,033	*	%	-	-%	*	%
Stan Meresman(11)	4,946	*	%	-	-%	*	%
Elinor Mertz(12)	721	*	%	-	-%	*	%
Gregory Peters(13)	945	*	%	-	-%	*	%
Stanley Tang(14)	6,003	*	%	9,435,189	31.7%	*	%
All current executive officers and directors as a group (12 persons)(15)	3,433,265	*	%	33,934,884	92.7%	62.3%
5% Stockholders:
Entities affiliated with Sequoia Capital(16)	35,850,212	9.9%			-%	3.9%
Morgan Stanley(17)	28,026,785	7.7%			-%	3.1%
The Vanguard Group(18)	25,608,145	7.1%			-%	2.8%
Entities affiliated with GIC(19)	25,194,762	7.0%			-%	2.7%
SVF Swift (Cayman) Limited(20)	21,021,096	5.8%			-%	2.3%
*Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.
(1) Consists of (i) 1,880,265 shares of Class B common stock held of record by Mr. Xu, (ii) 305,425 shares of Class B common stock held of record by Tony Xu, Trustee of Article 3 Trust Under OBX Family Trust, (iii) 305,425 shares of Class B common stock held of record by Tony Xu, Trustee of Article 3 Trust Under TBX Family Trust, (iv) 288,650 shares of Class B common stock held of record by Tony Xu, Trustee of Article 4 Trust Under Library Trust, (v) 2,880,000 shares of Class B common stock held of record by Tony Xu, Trustee of Article 2 Trust Under TXX Annuity Trust #1, (vi) 2,880,000 shares of Class B common stock held of record by Tony Xu, Trustee of Article 2 Trust Under TXX Annuity Trust #2, (vii) 1,719,655 shares of Class B common stock held of record by Tony Xu, Trustee of Article 2 Trust Under TXX Annuity Trust #3, and (viii) 4,941,895 shares of Class B common stock subject to stock options exercisable within 60 days of March 31, 2023.
(2) Messrs. Xu, Fang, and Tang have entered into the Voting Agreement, pursuant to which Mr. Xu has the authority (and irrevocable proxy) to direct the vote and vote the shares of Class B common stock held by Messrs. Fang and Tang and their respective permitted entities and permitted transferees, at his discretion on all matters to be voted upon by stockholders.
(3) Consists of (i) 632,584 shares of Class A common stock held of record by Mr. Adarkar, (ii) 582,550 shares of Class A common stock subject to stock options exercisable within 60 days of March 31, 2023, and (iii) 17,682 shares of Class A common stock issuable upon settlement of RSUs for which the service-based vesting condition would be satisfied within 60 days of March 31, 2023.
(4) Consists of (i) 176,310 shares of Class A common stock held of record by Mr. Payne, (ii) 1,673,461 shares of Class A common stock subject to stock options exercisable within 60 days of March 31, 2023, and (iii) 20,152 shares of Class A common stock issuable upon settlement of RSUs for which the service-based vesting condition would be satisfied within 60 days of March 31, 2023. Mr. Payne resigned as our Chief Operating Officer and President in March 2023.

(5) Consists of (i) 33,015 shares of Class A common stock held of record by Ms. Sherringham, (ii) 1,250 shares of Class A common stock subject to stock options exercisable within 60 days of March 31, 2023, and (iii) 11,342 shares of Class A common stock issuable upon settlement of RSUs for which the service-based vesting condition would be satisfied within 60 days of March 31, 2023.
(6) Consists of (i) 108,693 shares of Class A common stock held of record by Mr. Yandell and (ii) 10,525 shares of Class A common stock issuable upon settlement of RSUs for which the service-based vesting condition would be satisfied within 60 days of March 31, 2023.
(7) Consists of (i) 52,196 shares of Class A common stock held of record by Ms. Brown and (ii) 5,000 shares of Class A common stock issuable upon settlement of RSUs for which the service-based vesting condition would be satisfied within 60 days of March 31, 2023.
(8) Consists of (i) 4,953 shares of Class A common stock held of record by Mr. Doerr, (ii) 33,818 shares of Class A common stock held by KPCB DGF II Associates, the managing member of KPCB Holdings, Inc., as nominee for KPCB Digital Growth Fund II, LLC and KPCB Digital Growth Founders Fund II LLC and KPCB Digital Growth Founders Fund II, LLC, collectively referred to as the “Kleiner entities,” (iii) 318,012 shares of Class A common stock held of record by Vallejo Ventures Trust for which Mr. Doerr and his spouse serve as trustees, and (iv) 449,740 shares of Class A common stock held of record by various investment entities controlled by Mr. Doerr. The managing members of KPCB DGF II Associates, LLC (Mr. Doerr, Mary Meeker and Theodore E. Schlein) exercise shared voting and dispositive control over the shares of Class A common stock held by the Kleiner entities.
(9) Consists of (i) 8,679 shares of Class A common stock and 161,439 shares of Class B common stock held of record by Mr. Fang, (ii) 7,259,511 shares of Class B common stock held of record by Andy Fang, Trustee of The AF Living Trust UTA dated 9/4/19, for which Mr. Fang serves as trustee, (iii) 2,430 shares of Class A common stock issuable upon settlement of RSUs for which the service-based vesting condition would be satisfied within 60 days of March 31, 2023, (iv) 1,875,785 shares of Class B common stock subject to stock options exercisable within 60 days of March 31, 2023, and (v) 1,645 shares of Class B common stock issuable upon settlement of RSUs for which the service-based vesting condition would be satisfied within 60 days of March 31, 2023.
(10)Consists of (i) 1,396 shares of Class A common stock held of record by Mr. Lin and (ii) 945,637 shares of Class A common stock held by estate planning vehicle. Excludes shares of Class A common stock held by the entities affiliated with Sequoia Capital identified in footnote 16 below. Mr. Lin is a Partner at Sequoia Capital.
(11)Consists of (i) 3,846 shares of Class A common stock held of record by Mr. Meresman and (ii) 1,100 shares of Class A common stock held of record by Meresman Family Trust, for which Mr. Meresman serves as trustee.
(12)Consists of (i) 577 shares of Class A common stock held of record by Ms. Mertz and (ii) 144 shares of Class A common stock issuable upon settlement of RSUs for which the service-based vesting condition would be satisfied within 60 days of March 31, 2023.
(13)Consists of (i) 827 shares of Class A common stock held of record by Mr. Peters and (ii) 118 shares of Class A common stock issuable upon settlement of RSUs for which the service-based vesting condition would be satisfied within 60 days of March 31, 2023.
(14)Consists of (i) 3,685 shares of Class A common stock and 98,513 shares of Class B common stock held of record by Mr. Tang, (ii) 3,484,842 shares of Class B common stock held of record by Stanley Tang, Trustee of The ST Trust under agreement dated October 2, 2019, for which Mr. Tang serves as trustee, (iii) 3,792,984 shares of Class B common stock held of record by Stanley Tang, Trustee of the 2020 ST Grantor Retained Annuity Trust UTA dated 9/10/2020, for which Mr. Tang serves as trustee, (iv) 2,318 shares of Class A common stock issuable upon settlement of RSUs for which the service-based vesting condition would be satisfied within 60 days of March 31, 2023, (v) 2,058,030 shares of Class B common stock subject to stock options exercisable within 60 days of March 31, 2023, and (vi) 820 shares of Class B common stock issuable upon settlement of RSUs for which the service-based vesting condition would be satisfied within 60 days of March 31, 2023.
(15)Consists of (i) 2,754,116 shares of Class A common stock and 25,056,709 shares of Class B common stock beneficially owned by our executive officers and directors, (ii) 618,660 shares of Class A common stock and 8,875,710 shares of Class B common stock subject to stock options exercisable within 60 days of March 31, 2023, and (iii) 60,489 shares of Class A common stock and 2,465 shares of Class B common stock issuable upon settlement of RSUs for which the service-based vesting condition would be satisfied within 60 days of March 31, 2023.

(16) Based solely on a Schedule 13G filed with the SEC on February 14, 2023, consists of (i) 12,399,303 shares of Class A common stock held of record by Sequoia Capital USV XIV Holdco, or SC USV XIV Holdco, (ii) 5,013,439 of Class A common stock held of record by Sequoia Capital U.S. Growth Fund VI, or SC US GFVI, (iii) 358,663 shares of Class A common stock held of record by Sequoia Capital U.S. Growth Principals VI Fund, or SC US GFVI PF, (iv) 592,842 shares of Class A common stock held of record by Sequoia Capital Global Growth Fund, or SC GGF, (v) 21,500 shares of Class A common stock held of record by Sequoia Capital Global Growth Principals Fund, or SC GGF PF, (vi) 8,961,452 shares of Class A common stock held of record by Sequoia Capital Global Growth Fund II, or SC GGFII, (vii) 137,131 shares of Class A common stock held of record by Sequoia Capital Global Growth II Principals Fund, or SC GGFII PF, (viii) 805,877 shares of Class A common stock held of record by Sequoia Capital Global Growth Fund III—U.S./India Annex Fund, or SC GGFIII, (ix) 17,623 shares of Class A common stock held of record by Sequoia Capital Global Growth Fund III—U.S./India Annex Principals Fund, or SC GGF III PF, (x) 4,178,708 shares of Class A common stock held of record by Sequoia Capital U.S. Growth Fund VII, or SC US GFVII, (xi) 377,907 shares of Class A common stock held of record by Sequoia Capital U.S. Growth VII Principals Fund, or SC US GFVII PF, (xii) 454,100 shares of Class A common stock held of record by Sequoia Capital Fund Parallel, LLC, and (xiii) 2,531,667 shares of Class A common stock held of record by Sequoia Capital Fund, L.P., or SCF. Sequoia Capital U.S. Venture Fund XIV, L.P., Sequoia Capital U.S. Venture Partners Fund XIV, L.P. and Sequoia Capital U.S. Venture Partners Fund XIV (Q), L.P., together, own 100% of the outstanding shares of SC USV XIV Holdco. The General Partner of each of Sequoia Capital U.S. Venture Fund XIV, Sequoia Capital U.S. Venture Partners Fund XIV and Sequoia Capital U.S. Venture Partners Fund XIV (Q) is SC U.S. Venture XIV Management. The General Partner of each of SC US GFVI and SC US GFVI PF is SC U.S. Growth VI Management. The General Partner of each of SC GGF and SC GGF PF is SCGGF Management. The General Partner of each of SC GGFII and SC GGFII PF is SC Global Growth II Management. The General Partner of each of SC GGFIII and SC GGFIII PF is SCGGF III – U.S./India Management. The General Partner of each of SC US GFVII and SC US GFVII PF is SC U.S. Growth VII Management. Sequoia Capital Fund Management is the general partner of SCF and the manager of SCFP. SC US TTGP is the General Partner of SC U.S. Venture XIV Management, SC U.S. Growth VI Management, SCGGF Management, SC Global Growth II Management, SCGGF III- U.S./India Management, SC U.S. Growth VII Management and Sequoia Capital Fund Management. The directors and stockholders of SC US TTGP who exercise voting and investment discretion with respect to the shares held by SC GGFII, SC GGFII PF, SC GGFIII and SC GGF III PF are Messrs. Douglas Leone and Roelof Botha. The directors and stockholders of SC US TTGP who exercise voting and investment discretion with respect to the shares held by SC GGF and Sequoia Capital Global Principals Fund are Messrs. Douglas Leone and James Goetz. The address for each of the Sequoia entities identified in this footnote is 2800 Sand Hill Road, Suite 101, Menlo Park, California 94025.
(17) Based solely on a Schedule 13G filed with the SEC on February 9, 2023, consists of 28,026,785 shares of Class A common stock held of record by Morgan Stanley. The address for Morgan Stanley is 1585 Broadway New York, NY 10036.
(18) Based solely on a Schedule 13G filed with the SEC on February 9, 2023, consists of 25,608,145 shares of Class A common stock held of record by The Vanguard Group. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(19) Based solely on a Schedule 13G filed with the SEC on February 13, 2023, GIC Private Limited (“GIC PL”) beneficially owns 25,194,762 shares of Class A common stock, GIC Special Investments Private Limited (“GIC SI”) beneficially owns 25,114,342 shares of Class A common stock, and Greenview Investment Pte Ltd (“Greenview”) beneficially owns 23,937,526 shares of Class A common stock. Greenview shares the power to vote and the power to dispose of 23,937,526 Class A Common Stock held directly by it with GIC SI and GIC PL. GIC SI is wholly owned by GIC PL and is the private equity investment arm of GIC PL. GIC is a fund manager and only has 2 clients – the Government of Singapore (“GoS”) and the Monetary Authority of Singapore (“MAS”). Under the investment management agreement with GoS, GIC has been given the sole discretion to exercise the voting rights attached to, and the disposition of, any shares managed on behalf of GoS. As such, GIC has the sole power to vote and power to dispose of the 49,525 securities beneficially owned by it. GIC shares power to vote and dispose of 30,895 securities beneficially owned by it with MAS. The Government of Singapore disclaims beneficial ownership of such shares. The address for Greenview is 168 Robinson Road, #37-01 Capital Tower, Singapore 068912.
(20) Based solely on a Schedule 13G filed with the SEC on February 14, 2023, consists of 21,021,096 shares of Class A common stock held of record by SVF Swift (Cayman) Limited. SVF Swift (Cayman) Limited is a wholly owned subsidiary of SVF Fast (Cayman) Limited, which is a wholly owned subsidiary of SoftBank Vision Fund (AIV M2) L.P. (“AIV M2”) SB Investment Advisers (UK) Limited (“SBIA UK”) has been appointed as an alternative investment fund manager of AIV M2. SBIA UK is authorized and regulated by the UK Financial Conduct Authority and is exclusively responsible for making all decisions related to the acquisition, structuring, financing, and disposal of AIV M2’s investments. As a result of these relationships, each of the reporting entities above may be deemed to share beneficial ownership of the reported securities. The address for SVF Swift (Cayman) Limited is 27 Hospital Road, Cayman Corporate Centre, Georgetown, Grand Cayman KY1-9008, Cayman Islands.

CERTAIN RELATIONSHIPS, RELATED PARTY AND OTHER TRANSACTIONS

In addition to the compensation arrangements, including employment, termination of employment, and change in control arrangements, discussed in the sections titled “Board of Directors and Corporate Governance-Director Compensation” and “Executive Compensation,” the following is a description of each transaction and series of similar transactions, since the beginning of our last fiscal year, to which we were a party or will be a party, in which:
•the amounts involved exceeded or will exceed $120,000; and
•any of our directors, nominees for director, executive officers or beneficial holders of more than 5% of any class of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Investors’ Rights Agreement

We are party to our Amended and Restated Investors’ Rights Agreement dated June 17, 2020, which provides, among other things, that certain holders of our capital stock, including entities affiliated with Kleiner and Sequoia Capital, have the right to demand that we file a registration statement or request that their shares of our capital stock be covered by a registration statement that we are otherwise filing. John Doerr and Alfred Lin, members of our board of directors, are or have been affiliated with Kleiner and Sequoia Capital, respectively.

Policies and Procedures for Related Person Transactions

Our audit committee has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. Our policy regarding transactions between us and related persons will provide that a related person is defined as a director, executive officer, nominee for director, or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed year, and any of their immediate family members. Our audit committee charter provides that our audit committee shall review and approve or disapprove any related party transactions.

Under this policy, all related person transactions may be consummated or continued only if approved or ratified by our audit committee. In determining whether to approve or ratify any such proposal, our audit committee will take into account, among other factors it deems appropriate, (i) whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party and (ii) the extent of the related person’s interest in the transaction. The policy grants standing pre-approval of certain transactions, including (i) executive compensation governed by our standard compensation and benefits policies, (ii) director compensation arrangements governed by our standard director compensation policies, (iii) transactions with another company at which a related person’s only relationship is as an employee, other than an executive officer or director, or beneficial owner of less than 10% equity interest of that company, if the aggregate amount involved does not exceed the greater of $200,000 or 2% of the recipient’s consolidated gross revenues, (iv) charitable contributions, grants or endowments by us to a charitable organization, foundation or university where the related person’s only relationship is as an employee, other than an executive officer or director, if the aggregate amount involved does not exceed the lesser of $1,000,000 or 2% of the charitable organization’s total annual receipts, (v) any transaction available to all U.S. employees generally, and (vi) transactions where a related person’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis.

OTHER MATTERS

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based solely on our review of copies of such forms that we have received, or written representations from reporting persons, we believe that during the fiscal year ended December 31, 2022, all executive officers, directors and greater than 10% stockholders complied with all applicable SEC filing requirements except that Andy Fang filed one Form 4 related to an option exercise and exchange of securities between classes that was late due to administrative oversight.

Fiscal Year 2022 Annual Report and SEC Filings

Our financial statements for our fiscal year ended December 31, 2022 are included in our Annual Report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement. This proxy statement and our annual report are posted on our website at ir.doordash.com and are available from the SEC on its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to DoorDash, Inc., Attention: Corporate Secretary, 303 2nd Street, South Tower, 8th Floor, San Francisco, California 94107.

* * *

The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.

It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

San Francisco, California
April 28, 2023

DOORDASH

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 19, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/DASH2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 19, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V17170-P91468 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DOORDASH, INC.

The Board of Directors recommends you vote FOR the following:

1. The election of the following director nominee(s):

Nominees:	**For**	**Against**	**Abstain**
1a. Shona L. Brown	☐	☐	☐
1b. Alfred Lin	☐	☐	☐
1c. Stanley Tang	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: The proxy holders will vote, in their discretion, on any other business as may properly come before the meeting or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V17171-P91468

DOORDASH, INC.
Annual Meeting of Stockholders
June 20, 2023 at 10:00 a.m. Pacific Time
This proxy is solicited by the Board of Directors

The stockholder(s) of DoorDash, Inc. hereby appoint(s) Tony Xu, Ravi Inukonda and Tia Sherringham, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of DoorDash, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m. Pacific Time on Tuesday, June 20, 2023, and any adjournments or postponements thereof. The Annual Meeting of Stockholders will be conducted virtually via live webcast. You will be able to attend the Annual Meeting of Stockholders virtually by visiting www.virtualshareholdermeeting.com/DASH2023.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

Continued and to be signed on reverse side